As filed with the Securities and Exchange Commission on July 31, 2015 Registration No. 333-202639

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

Amendment No. 2 to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

International Endeavors Corporation

(Name of small business issuer in its charter)

Nevada	7000	46-5692180
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Code Number)

43020 Blackdeer Loop

Temecula, California 92590

www.Internationalendeavorscorp.com

(951)-296-1024

(Address and telephone number of registrant's principal executive offices and principal place of business)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

                        Large accelerated Filer __                          Accelerated Filer _

                        Non accelerated Filer __                          Smaller reporting Company X

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee (1)
Common Stock	4,884,338	$0.50	$ 2,442,168	$283.78

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED ?

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not traded on any national exchange and in accordance with Rule 457; the offering price was determined by the price shares were sold to our shareholders in a private placement memorandum. The selling shareholders may sell shares of our common stock at a fixed price of $0.50 per share until our common stock is quoted on the over-the-counter (OTC) markets and thereafter at prevailing market prices or privately negotiated prices.   The fixed price of $0.50 has been determined as the selling price based upon the original purchase price paid by the selling shareholders of $0.10 plus an increase based on the fact the share will be registered. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, nor can there be any assurance that such an application for quotation will be approved.

PRELIMINARY PROSPECTUS

INTERNATIONAL ENDEAVORS CORPORATION

43020 Blackdeer Loop

Temecula, California 92590

951-296-1024

4,884,338 Shares of Common Stock

Price per share: $0.50

Total cash proceeds to the Company $0.

Through this prospectus, we are registering for resale 4,884,338 shares of common stock. The Company is authorized to issue 75,000,000 shares of common stock, par value $0.001 per share. As at December 31, 2014 there were 12,210,337 shares of common stock issued and outstanding and at March 31, 2015 there were 12,470,338 shares of common stock issued and outstanding.

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The selling stockholders are selling shares of common stock covered by this prospectus for their own account.  There is no present public trading market for the Company's Common Stock and the price at which the Shares are being offered bears no relationship to conventional criteria such as book value or earnings per share. The Company has determined the offering price based, primarily, on its projected operating results. There can be no assurance that the offering price bears any relation to the current fair market value of the Common Stock.

There is no trading market for our common stock.

The sales price to the public is fixed at $0.50 per share until such time as the shares of common stock become traded on the Over The Counter Bulletin Board or another exchange. We intend to contact an authorized OTC market maker for sponsorship of our securities on the over-the-counter (OTC) markets, upon effectiveness of this registration statement, however, there is no guarantee our common stock will be accepted for quotation on the over-the-counter (OTC) markets. If our common stock becomes quoted on the over-the-counter (OTC) markets or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale

JOBS Act

Recently the United States Congress passed the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act"), which provides for certain exemptions from various reporting requirements applicable to public companies that are reporting companies and are "emerging growth companies." We are an "emerging growth company" as defined in Section 3(a) of the Exchange Act (as amended by the JOBS Act, enacted on April 5, 2012), and we will continue to qualify as an "emerging growth company" until the earliest to occur of: (a) the last day of the fiscal year during which we have total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every five years by the SEC) or more; (b) the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act; (c) the date on which we have, during the previous three-year period, issued more than $1,000,000,000 in non-convertible debt; or (d) the date on which we are deemed to be a "large accelerated filer," as defined in Exchange Act Rule 12b–2. Therefore, we expect to continue to be an emerging growth company for the foreseeable future.

Generally, a registrant that registers any class of its securities under Section 12 of the Exchange Act is required to include in the second and all subsequent annual reports filed by it under the Exchange Act a management report on internal control over financial reporting and, subject to an exemption available to registrants that meet the definition of a "smaller reporting company" in Exchange Act Rule 12b-2, an auditor attestation report on management's assessment of internal control over financial reporting. However, for so long as we continue to qualify as an emerging growth company, we will be exempt from the requirement to include an auditor attestation report in our annual reports filed under the Exchange Act, even if we do not qualify as a "smaller reporting company". In addition, as an emerging growth company, we are able to avail ourselves to the reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and to not present to our stockholders a nonbinding advisory vote on executive compensation, obtain approval of any golden parachute payments not previously approved or present the relationship between executive compensation actually paid and our financial performance.  We have irrevocably elected to comply with new or revised accounting standards even though we are an emerging growth company.

The purchase of our shares involves substantial risk. See "risk factors" beginning on page 9 for a discussion of risks to consider before purchasing our common stock.

You should rely only on the information contained in this prospectus. We have not, and the Selling Stockholders have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL OUR SHARES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL OUR SHARES, AND IT IS NOT SOLICITING AN OFFER TO BUY OUR SHARES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED March 5, 2015

PROSPECTUS SUMMARY

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

You should read the following summary together with the more detailed information about our company and the common stock being registered in this offering and our financial statements and the notes to those statements included elsewhere in this prospectus. The selling stockholders are selling shares of common stock covered by this prospectus for their own account References in this prospectus to "we," "our," "us", "IEC" and the "Company" refer to International Endeavors Corporation.

Organizational History

International Endeavors Corporation was incorporated in the state of Nevada on May 7, 2014. We were formed to develop businesses, assets and opportunities, with a focus on the location and acquisition of income producing properties in Temecula, California’s wine country for Recreational Vehicle (RV) Resort vacation space rentals, income derived from grape production and resale, wine production and resale, and wholesale wine distribution and wine tours. The Company plans to integrate its RV space rentals with vineyards and wine tours for the goal of offering its clientele a different experience.

In addition the company has initiated the development of an APP for wine tasting and wine tours in the Southern California area.

Introduction

The Company has only an, approximately, seven (7) month operating history at the period ended December 31, 2014. We have acquired 10 acres of land in the Wine district of Temecula Valley Wine country of Southern California for Recreational Vehicles to lease as vacation rental spaces. In addition we plan to plant a small vineyard on location more as an attraction to the site than as a viable wine production vineyard. We plan on harvesting grapes from the vineyard for our private labeled wines to offer to our customers as well as for sale through our website and local establishments. We believe that focusing on land acquisition in the area for supporting the tourism industry that the Temecula wine country has developed can be a profitable and expanding business. In addition we plan on expanding land acquisition in the Temecula Valley area for vineyard development and we anticipate private labeling wines acquired from local vineyards. We are also in process of developing an APP for the wine industry specifically for the local area of Southern California which will focus on local wine tours, vineyards and local wines.

Company Assets

The Company's principal assets ("Assets") consist of cash, and title and rights to a ten acre parcel of land in the Wine district of Temecula Valley Wine country of Southern California. All of the Company's income to date has been generated from the leasing of RV spaces on our property. It is management's opinion that the assets it has, including cash, and land and certain business concepts will adequately capitalize the Company for the next twelve (12) months. The Company intends to develop, operate and capitalize the Assets, as well as to create new products for distribution, to form an ongoing and diverse entity.

Company Cash Flow

The Company has cash assets derived from income generated from the leasing of RV spaces on its property and a private placement of its stock.  Assuming the Company does not generate any additional income from the sale or production and distribution of current products it still may have sufficient cash to operate for the next twelve (12) months. For the period from its inception (May 7, 2014) through December 31, 2014 the Company had gross revenues of $30,000.

Future Assets and Growth

We will continue to generate limited future income from our assets, however, we cannot provide absolute assurances or estimates of these revenues. The Company had a net income loss of ($177,253) at the year ended December 31, 2014 and a net loss of ($84,638) at the three months ended March 31, 2015. The Company anticipates it may operate at a deficit for its next fiscal years and may expend most of its available capital. The Company's cash on hand is, primarily, budgeted to market its RV property, initiate the establishment of a vineyard, private label wines, complete the development of its APP and for various administrative costs associated with developing and operating the businesses going forward including costs for legal, accounting and Transfer Agent services. We believe that the Company may have sufficient capital to operate its businesses over the next twelve (12) months. There can be no assurances, however, that actual expenses incurred will not materially exceed our estimates or that cash flows from our existing assets will be adequate to maintain our businesses.

The RV property and wine and vineyard industries are extremely competitive industries dominated by numerous very large, fully integrated conglomerates. The World Wide Web is having a significant impact on this industry as well. The Company's management plans on attempting to develop strategies and opportunities that will allow us to compete in this environment. The Company is building its business model cognizant of these market realities and management will be attempting to use and capitalize upon emerging technologies to deliver and market its products.

Our business model is predicated on the assumption that we can continue to generate multiple revenue streams from our existing assets and from land and products we intend to develop, produce and distribute over the next fiscal year and that we can, successfully, manage our costs by capitalizing on new and emerging digital technologies, business developments and our management. The Company anticipates it may lose additional capital in its next, full year of operation and recognizes that it will require raising additional capital to develop its concepts. The Company may plan on filing for a Secondary offering of its stock in 2015-2016 to raise capital for its projects and concepts which will result in further dilution to shareholders.

The Company's primary manager, its CEO, Nate Engel, has limited experience and expertise in the industry and has no experience operating a public company. The Company will continue to seek consultation from those persons more adept in the RV property and vineyard and wine industries possibly as a director, employee, or outside consultant. Until such time as the Company is more established and capitalized, we will not be able to employ any personnel on a full time basis.

FOUNDING SHAREHOLDERS

The following individuals and entities are considered founding shareholders of our Company.

Class	Name	Shares	Percentage
Common	Nate Engel (1)	4,086,000	33%
Common	Mary Davis (2)	3,500,000	29%

(1) (2)	Nate Engel, is the CEO Mary Davis is the Secretary

Terms of the Offering

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The selling stockholders are selling shares of common stock covered by this prospectus for their own account.

We will not receive any of the proceeds from the resale of these shares. The offering price of $0.50 was determined by the price shares were sold to our shareholders in a private placement memorandum plus an increase based on the fact the shares will be registered. $0.50 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the over-the-counter (OTC) markets or another Exchange, at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

SUMMARY FINANCIAL DATA

The following summary financial data should be read in conjunction with "Management's Discussion and Analysis and Results of Operations" and the Financial Statements and Notes thereto, included elsewhere in this prospectus. The statement of operations and balance sheet data for the year ended December 31, 2014 and the three months ended March 31, 2015 are derived from our audited financial statements.

	Year Ended December 31, 2014 (Audited)	Three Months Ended March 31, 2015 (unaudited)
STATEMENT OF OPERATIONS
Revenues	$30,000	13,600
Cost of goods sold	-	6,000
Operating expenses	207,253	92,238
Income taxes	-	-
Net Income (Loss)	$(177,253)	(84,638)

Weighted average number of common shares outstanding for the period	10,180,128	12,263,113

Net Income (Loss) Per Share	$0.00	0.00

* denotes income or loss of less than $0.01 per share

	As at December 31, 2014 (Audited))	As at March 31, 2015 (unaudited)
BALANCE SHEET DATA
Cash	$96,425	26,518
Total Assets	226,983	178,344
Total Liabilities	8,000	5,000
Stockholders' Equity	$218,977	173,344

¹ Derived from audited financial statements

ABOUT THIS OFFERING

Securities Being Offered	Up to 4,884,338 shares of common stock for resale in International Endeavors Corporation

Initial Offering Price	The selling shareholders will sell our shares at prices established on the Over-the-Counter Bulletin Board during the term of this offering, at prices different than prevailing market prices or at privately negotiated prices.

Terms of the Offering	The selling shareholders will determine the terms relative to the sale of the common stock offered in this Prospectus.

Termination of the Offering

The offering will conclude when all of the 4,884,338 shares of common stock have been sold or at a time when the Company, in its sole discretion, decides to terminate the registration of the shares. The Company may decide to terminate the registration if it is no longer necessary due to the operation of the resale provisions of Rule 144 promulgated under the Securities Act of 1933. We may also terminate the offering for no given reason whatsoever.

Risk Factors	The securities offered hereby involve a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See "Risk Factors."

Common Stock Issued Before Offering	12,470,338 shares of our common stock are issued and outstanding as of the March 31, 2015.

Common Stock Issued After Offering	12,470,338 shares of common stock.
Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Description of Selling Stockholders

Through this prospectus, we are registering for resale 4,884,338 shares of common stock. The Company is authorized to issue 75,000,000 shares of common stock, par value $0.001 per share. As at December 31, 2014 there were 12,210,337 shares of common stock issued and outstanding and at March 31, 2015 there were 12,470,338 shares of common stock issued and outstanding.

The names and share amounts of the selling stockholders are set forth under "Selling Stockholders and Plan of Distribution" in this prospectus.  None of the selling stockholders are officers, directors or 10% or greater stockholders of our company nor are any affiliated or associated with any broker-dealers.

RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE POSSIBILITY THAT YOUR ENTIRE INVESTMENT MAY BE LOST. AS SUCH, YOU ARE ENCOURAGED TO EVALUATE THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING OUR COMMON STOCK. OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. ANY OF THE FOLLOWING RISKS COULD ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS, AND COULD RESULT IN COMPLETE LOSS OF YOUR INVESTMENT.

We have a limited operating history that you can use to evaluate us, and the likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company.

We were incorporated in Nevada on May 7, 2014. We have limited financial resources and only limited revenues to date. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company starting a new business enterprise and the highly competitive environment in which we will operate. Since we have a limited operating history, we cannot assure you that our business will be profitable or that we will ever generate sufficient revenues to fully meet our expenses and totally support our anticipated activities.

All of our capital and assets have been provided by or acquired from our principal shareholders and third parties and through a Private Placement of the shares being Registered. We estimate that we may have sufficient capital to operate for the next twelve (12) months. We cannot assure you, however, that we will be able to sustain the business for the long term nor that we may not need to obtain additional capital in the future. We can also not assure you that we will be able to obtain any required financing on a timely basis, or if obtainable, that the terms will not materially dilute the equity of our current stockholders. If we are unable to obtain financing on a timely basis, we may have to significantly or entirely curtail our business objectives, which could result in our having to discontinue some of our operations and plans.

We have had net losses which creates substantial doubt about our ability to continue as a going concern.

Since inception, May 7, 2014 through March 31, 2015 we have had net losses of $ 261,891. As we have limited operations and have yet to attain profitability our auditor has expressed substantial doubt about our ability to continue as a going concern. (See: Report Of Independent Registered Public Accounting Firm, page F-1).

We depend highly on our current president who has limited experience in running a public company.

We depend highly on Nate Engel, our CEO and director, who may be difficult to replace. Nate Engel at this point, only devotes approximately 25% of his time per week to our business, has only several years of industry experience and has not previously headed a public company. Our plan of operations is dependent upon the continuing support and business expertise of Nate Engel.

Loss of our CEO could adversely affect our business

Loss of Nate Engel could slow the growth of our business, or it may cease to operate at all, which may result in the total loss of investor's investments.

Our management has limited experience in running a public company

Nate Engel, has no experience in running a public company. He is vaguely familiar with the reporting requirements of the Securities and Exchange Commission. Nate Engel will rely on the expertise of outside counsel and consultants to insure proper filing and the meeting of deadlines.

There are increased costs and regulations associated with operating a public company and with only two officers and directors we will have limited internal accounting controls.

There are a number of expenses and costs associated with operating a public company including filing expenses, transfer agent, stock issuance and maintenance costs, accounting, legal and auditing expenses that will materially increase the company's operating expenses and make it more difficult for the company's businesses to produce operating profits. Our CEO has no prior experience managing a public company. With only two officers and directors there will be no internal oversight to the company's financial reporting, initially, except from the company's outside auditors.

There is no assurance of a public market or that the common stock will ever trade on a recognized exchange. Therefore, you may be unable to liquidate your investment in our stock.

There is no established public trading market for our common stock. Our shares are not and have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with finra, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

Since two stockholders, upon completion of the offering will beneficially own the significant majority of our outstanding common shares, they will retain the ability to potentially control our management and the outcome of corporate actions requiring stockholder approval notwithstanding the overall opposition of our other stockholders. This concentration of ownership could discourage or prevent a potential takeover of our company that might negatively impact the value of your common shares.

Nate Engel owns approximately 33% of our outstanding common shares and Mary Davis owns approximately 28% and will continue to do so after the filing of this registration statement. As a consequence of his stock ownership position, Nate Engel and Mary Davis will retain the ability to elect a majority of our board of directors, and thereby control our management. Nate Engel and Mary Davis also have the ability to control the outcome of corporate actions requiring stockholder approval, including mergers and other changes of corporate control, any private transactions, and other extraordinary transactions. The concentration of ownership by Nate Engel and Mary Davis could discourage investments in our company, or prevent a potential takeover of our company which will have a negative impact on the value of our securities.

Because of competitive pressures from competitors with more resources, IEC may fail to implement its business model profitably.

RV parks and the wine industry are extremely competitive and dominated by several large entities. The market for customers is intensely competitive and such competition is expected to continue to increase (see "competition"). We believe that our ability to compete depends upon many factors within and beyond our control, including the timing and market acceptance of new solutions and enhancements to existing businesses developed by us, our competitors, and their advisors.

We are dependent on the popularity of our products.

Our ability to generate revenue and to be successful in implementing our business plan is dependent on our ability to market our current property for RVs and acquire, and develop additional properties.

Our plans to acquire and develop additional land for vineyards may not happen due to a lack of expertise and funding.

Our ability to acquire additional land for vineyard production or RV properties may not occur due to our inexperience in locating properties and our lack of capital for acquisition of additional land which could have a negative impact on our plans to grow.

Vineyards are subject to diseases.

Should we be successful in establishing a vineyard, vineyards are subject to diseases which could destroy crops. As a small company it would be difficult for us to sustain a loss of a grape stock once the vineyard is established. Diseases could spread to where it could cause us to lose our entire grape stock.

We have no experience in the industries we endeavor to grow.

Our management has no experience in the RV property or vineyard\wine industries. We will depend on outside consultants for property acquisition for RV properties and vineyards as well as for the development of those properties. If we are unable to hire outside consultants due to lack of funds our ability to expand and to operate would be negatively impacted.

As a small company it is doubtful that we could compete in the RV property or wine industry.

We are a newly formed, small undercapitalized company. It will be difficult for us to compete in either the RV property industry or the vineyard\wine industries.

Drought in Southern California could affect out ability to establish a vineyard.

Drought in southern California has been severe in the last few years. We will depend on wells and the aquifer systems below ground for water for vineyard growth. If water should become unavailable it would cause us to potentially lose any vineyards which we may have established.

Wine production and sales are subject to extensive regulation.

Wine production and sales are subject to extensive regulation by the united states department of treasury alcohol and tobacco tax and trade bureau (“TTB”), the California department of alcohol beverage control (“CABC”) and other state and federal governmental authorities that regulate interstate sales, licensing, trade and pricing practices, labeling, advertising and other activities. In recent years, federal and state authorities have required warning labels on beverages containing alcohol.  Restrictions or taxes imposed by government authorities on the sale of wine could increase the retail price of wine, which could have an adverse effect on demand for wine in general. New or revised regulations or increased licensing fees or excise taxes on wine, if enacted, could reduce demand for wine and have an adverse effect on our business, negatively impacting our results of operations and cash flows.

Agricultural operations are subject to a broad range of federal and state regulatory requirements.

We are also subject to a broad range of federal and state regulatory requirements regarding our agricultural operations and practices.  Agricultural operations are subject to regulations governing the storage and use of fertilizers, fungicides, herbicides, pesticides, fuels, solvents and other chemicals.  These regulations are subject to change and conceivably could have a significant impact on operating practices, chemical usage, and other aspects of our business.

We may be unable to compete with larger or more established companies.

We face a large and growing number of competitors in the RV property and vineyard\wine industries. Many of these competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition, and more established relationships in the industry than does the company. As a result, many of these competitors are in a better position to compete with us for product and customers. We cannot be sure that we will be able to compete successfully with existing or new competitors.

We may require additional financing in order to implement our business plan.

In the event we are unable to acquire additional financing, we may not be able to implement our business plan resulting in a loss of revenues and ultimately the loss of any shareholder's investment.

There is a potential for dilution should we engage of some form of fund raising in the future.

In the event that we engage in some form of fund raising in the future it is likely that there will be dilution of current ownership of shares.

Due to our limited operating history, we will have to use all our existing resources to market our existing products and develop our distribution channels.

Following this offering we may need to raise additional funds to expand our operations. We may raise additional funds through private placements, registered offerings, debt financing or other sources to maintain and expand our operations, although at this time there is no plan in effect to do so. Adequate funds for this purpose on terms favorable to us may not be available, and if available, on terms significantly more adverse to us than are manageable. Without new funding, we may be only partially successful or completely unsuccessful in implementing our business plan, and our stockholders will lose part or all of their investment.

We may be subject to claims of trademark infringement, which may harm our business.

The company currently has not filed any patents, trademarks or copyrights for its products. We may be subject to legal proceedings alleging claims of trademark infringement in the future. If we must rebrand, it may result in significant marketing expenses and additional management time and resources, which may adversely affect our business.

Additionally, we cannot guarantee that should we patent, copyright or trademark any of our products that our patents, trademarks or copyrights will be completely protected. This could cause harm to our brand and ultimately, to us. We could also spend additional time and resources fighting other entities that might infringe upon our trademarks and/or copyrights.

We may be unable to scale our operations successfully.

Our growth will place significant demands on our management and technology development, as well as our financial, administrative and other resources. We cannot guarantee that any of the systems, procedures and controls we put in place will be adequate to support the commercialization of our operations. Our operating results will depend substantially on the ability of our officer to manage changing business conditions and to implement and improve our financial, administrative and other resources. If we are unable to respond to and manage changing business conditions, or the scale of our products, services and operations, then the quality of our services, our ability to retain key personnel and our business could be harmed.

Our officers have little experience in the businesses we are entering and he will be reliant on consultants and others who have greater management experience. The lack of experience in all of the businesses we are entering could impact our return on investment, if any.

As a result of our reliance on our officers and their lack of experience in developing comparable businesses, our investors are at risk in losing their entire investment. The company intends to hire personnel in the future who will have the experience required to manage our company, when the company is sufficiently capitalized. Until such management is in place, we are reliant upon our officers, who are our only employees, to make the appropriate management decisions.

As there is no public market for our common shares, they are an illiquid investment and investors may not be able to sell their shares.

No market currently exists for our securities and we cannot assure you that such a market will ever develop, or if developed, will be sustained.

Our common stock is not currently eligible for trading on any stock exchange and there can be no assurance that our common stock will be listed on any stock exchange in the future. We intend to apply to be quoted on the over-the-counter (OTC) markets trading system pursuant to rule 15c2-11 of the securities exchange act of 1934, but there can be no assurance we will obtain such a listing. The bulletin board tends to be highly illiquid, in part because there is no national quotation system by which potential investors can track the market price of shares except through information received or generated by a limited number of broker-dealers that make a market in particular stocks. There is a greater chance of market volatility for securities that trade on the bulletin board as opposed to a national exchange or quotation system. This volatility may be caused by a variety of factors, including: the lack of readily available price quotations; the absence of consistent administrative supervision of "bid" and "ask" quotations; lower trading volume; and general market conditions. If no market for our shares materializes, you may not be able to sell your shares or may have to sell your shares at a significantly lower price.

If our shares of common stock are actively traded on a public market, they will in all likelihood be penny stocks.

The securities enforcement and penny stock reform act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Sec regulations generally define a penny stock to be an equity security that has a market or exercise price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on nasdaq and any equity security issued by an issuer that has net tangible assets of at least $100,000, if that issuer has been in continuous operation for three years. Unless an exception is available, the regulations require delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, details of the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations and broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to effecting the transaction and must be given in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for securities that become subject to the penny stock rules. Since our securities are highly likely to be subject to the penny stock rules, should a public market ever develop, any market for our shares of common stock may not be liquid.

Because our securities may be subject to penny stock rules, you may have difficulty reselling your shares.

Since our stock may be subject to penny stock rules, you may have difficulty reselling your shares. Penny stocks are covered by section 15(g) of the securities exchange act of 1934 which imposes additional sales practice requirements on broker/dealers who sell the company's securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements. For sales of our securities, the broker/dealer may be required to make a special suitability determination and receive from its customer a written agreement prior to making a sale. The imposition of the foregoing additional sales practices could adversely affect a shareholder's ability to dispose of his stock.

This registration statement contains forward looking statements which are speculative in nature.

This registration statement contains forward-looking statements. These statements relate to future events or our future financial performance. Forward looking statements are speculative and uncertain and not based on historical facts. Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including those discussed under "business description" and "corporate background" although the company believes that the expectations reflected in the forward-looking statements are reasonable, future results, levels of activity, performance, or achievements cannot be guaranteed. The reader is advised to consult any further disclosures made on related subjects in our future SEC filings.

We have not paid, and do not intend to pay, cash dividends in the foreseeable future.

We have not paid any cash dividends on our common stock and do not intend to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Dividend payments in the future may also be limited by other loan agreements or covenants contained in other securities that we may issue. Any future determination to pay cash dividends will be at the discretion of our board of directors and depend on our financial condition, results of operations, capital and legal requirements and such other factors as our board of directors deems relevant.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was arbitrarily determined. The offering price was determined by the price shares were sold to our shareholders in our private placement pursuant to Rule 506(b) of Regulation D of the 1933 Securities Act. The offering price of the shares of our common stock has been determined arbitrarily by us and does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. Although our common stock is not listed on a public exchange, we will be filing be quoted on the over-the-counter (OTC) markets after the SEC declares this prospectus effective. In order to be quoted on the Bulletin Board, a market maker must file an application with FINRA on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our common stock will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued. Accordingly, there will be no dilution to our existing shareholders.

SELLING SECURITY HOLDERS

The shares being offered for resale by the selling stockholders consist of the 4,884,338 shares of our common stock held by 40 shareholders of our common stock as of December 31, 2014.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of March 31, 2015 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Name of Selling Shareholder	Shares of Common Stock Owned Prior to Offering	Shares of Common Stock to be Sold	Shares of Common Stock Owned After Offering	Date of Issuance of Original Shares
Essence, Inc.	550,000	550,000	0	6	/10/14
Grabowski, Hannah	250,000	250,000	0	6	/12/14
JJSA Investments, Inc.	560,000	560,000	0	7	/7/14
Steve Hayden	400,000	400,000	0	7	/10/14
Spedafore, Joe	200,000	200,000	0	8	/10/14
MMT, Inc.	500,000	500,000	0	8	/12/14
Hayden, Stephen	70,000	70,000	0	8	/15/14
Hayden, Stephen	70,000	70,000	0	8	/25/14
Joswick, Jason	250,000	250,000	0	8	/25/14
Wilson Jr. , Roy	200,000	200,000	0	9	/4/14
White, Jim	110,000	110,000	0	9	/5/14
White, Jim	260,000	260,000	0	9	/5/14
Bendorf, Steve	66,667	66,667	0	9	/10/14
Giner, Jesse	133,334	133,334	0	9	/11/14
Brouwer, Gary	100,000	100,000	0	9	/26/14
Held, Tjiana	20,000	20,000	0	9	/29/14
Reiter, Steve	166,667	166,667	0	10	/10/14
Gibson, Lawrence	16,667	16,667	0	10	/30/14
Ruis, Andy	50,000	50,000	0	11	/4/14
Davidson, Andrew	170,000	170,000	0	11	/17/14
Green Brook, Inc.	45,000	45,000	0	11	/20/14
Leiterman Monika & Anthony	33,333	33,333	0	11	/26/14
Lopez, Patty	66,667	66,667	0	12	/9/14
Munoz, Jeffrey	93,333	93,333	0	12	/15/14
Seavy, Angel	133,333	133,333	0	12	/16/14
Rafizadeh, Paymon	6,667	6,667	0	12	/22/14
Steinert, Stephanie	9,333	9,333	0	12	/24/14
Alvarado, Jose	6,667	6,667	0	12	/24/14
Berian, Wayne	6,667	6,667	0	12	/29/14
Funderburk, Dave	6,667	6,667	0	12	/29/14
Stoecklein, Brianna	16,667	16,667	0	12	/29/14
White, Jillian	6,667	6,667	0	12	/30/14
Hayden, Christopher	6,667	6,667	0	12	/30/14
Gordon, Sarah	6,667	6,667	0	12	/31/14
Grabowski, Hannah	10,000	10,000	0	12	/31/14
Rafizadeh, Emon	6,667	6,667	0	12	/31/14
Plante, David	20,000	20,000	0	12	/31/14
Hayden, IV, Stephen	6,667	6,667	0	1	/02/15
Evans, Jason	66,667	66,667	0	1	/30/15
Platinum Capital	186,667	186,667	0	3	/6/15

 *Essence, Inc., President, Natasha Johnson (who has voting rights and dispositive power with regards to the shares held by Essence, Inc.).

JJSA Investments, Inc. President, Stephen Hayden IV (who has voting rights and dispositive power with regards to the shares held by JJSA Investments, Inc.).

MMT, Inc. President, Joseph Lewis (who has voting rights and dispositive power with regards to the shares held by MMT, Inc.).

Green Brook, Inc. President, Tanielle Wilson (who has voting rights and dispositive power with regards to the shares held by Green Brook, Inc.).

Platinum Capital, President, David Neugart (who has voting rights and dispositive power with regards to the shares held by Platinum Capital).

To our knowledge, none of the selling shareholders or their beneficial owners:

-	has had a material relationship with us other than as a shareholder at any time within the past year; or

-	has ever been one of our officers or directors or an officer or director of our predecessors or affiliates; or

-	are broker-dealers or affiliated with broker-dealers.

PLAN OF DISTRIBUTION

The selling security holders may sell some or all of their shares at a fixed price of $0.50 per share until our shares are quoted on the over-the-counter (OTC) markets and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the over-the-counter (OTC) markets, shareholders may sell their shares in private transactions to other individuals. Although our common stock is not listed on a public exchange, we will be filing to to be quoted on the over-the-counter (OTC) markets when this Registration Statement is declared effective by the SEC. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, nor can there be any assurance that such an application for quotation will be approved. However, sales by a selling security holder must be made at the fixed price of $0.50 until a market develops for the stock.

The Selling Stockholder and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act  of 1933, as amended (the "Securities Act"), in which event profits, discounts or commissions received by such persons may be deemed to be underwriting commissions under the Securities Act.

All expenses of the registration of securities covered by this Prospectus are to be borne by the Company, except that the Selling Stockholder will pay any applicable underwriters' commissions, fees, discounts or concessions or any other compensation due any underwriter, broker or dealer and expenses or transfer taxes.

Once a market has been developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

´	ordinary brokers transactions, which may include long or short sales,

´	transactions involving cross or block trades on any securities or market where our common stock is trading, market where our common stock is trading,

´	through direct sales to purchasers or sales effected through agents,

´	through transactions in options, swaps or other derivatives (whether exchange listed of otherwise), or exchange listed or otherwise), or

´	any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales are permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $20,797.81.

DESCRIPTION OF SECURITIES TO BE REGISTERED.

General

Our authorized capital stock consists of 75,000,000 Shares of common stock, $0.001 par value per share. There are no provisions in our charter or by-laws that would delay, defer or prevent a change in our control.

Common Stock

We are authorized to issue 75,000,000 shares of common stock, $0.001 par value per share. Currently we have 12,470,338 common shares issued and outstanding.  We do not have any holding period requirements for our common stock.

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Nevada for a more complete description of the rights and liabilities of holders of our securities. All material terms of our common stock have been addressed in this section.

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Dividends

We have not paid any cash dividends to shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no options to purchase our securities outstanding.

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate applying for trading of our common stock on the over the counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part.

There are several requirements for listing our shares on the NASDAQ bulletin board, including:

-we must make filings pursuant to Sections 13 and 15(d) of the Securities Exchange Act of 1934;

-we must remain current in our filings;

-we must find a member of FINRA to file a form 211 on our behalf. The information contained within form 211 includes comprehensive data about our company and our shares. Form 211 and our prospectus are filed with FINRA so that they can determine if there is sufficient publicly available information about us and whether our shares should be listed for trading.

We can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

No Broker Is Being Utilized In This Offering

This offering is self-underwritten, which means that it does not involve the participation of an underwriter or broker, and as a result, no broker for the sale of our securities will be used. In the event a broker-dealer is retained by us to participate in the offering, we must file a post-effective amendment to the registration statement to disclose the arrangements with the broker-dealer, and that the broker-dealer will be acting as an underwriter and will be so named in the prospectus. Additionally, FINRA's corporate finance department must issue a "no objection" position on the terms of the underwriting compensation before the broker-dealer may participate in the offering.

No Escrow of Proceeds

There will be no escrow of any of the proceeds of this offering since the Company has already received all proceeds from its Private Placement. Accordingly, we already have use of all funds we have raised. These funds shall be non-refundable to subscribers except as may be required by applicable law.

Penny Stock Reform Act of 1990

The Securities Enforcement and Penny Stock Reform Act of 1990 require additional disclosure for trades in any stock defined as a penny stock. The Securities and Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to exceptions. Under this rule, broker/dealers who recommend these securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction before sale. Our shares will probably be subject to the Penny Stock Reform Act, thus potentially decreasing the ability to easily transfer our shares.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and the registration statement have been audited by Gillespie & Associates, PLLC to the extent and for the periods set forth in their reports appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Mont E. Tanner, Esq., has rendered an opinion as to the validity of shares being registered and the corporate documents of the Company.

DESCRIPTION OF BUSINESS

Overview

International Endeavors Corporation (“IEC”) is a Nevada corporation established on May 7 of 2014 with a focus on the location and acquisition of income producing properties in Temecula, California’s wine country for Recreational Vehicle (RV) property space rentals, income derived from grape production and resale, wine production and resale, and wholesale wine distribution and wine tours. The Company plans to integrate its RV space rentals with vineyards and wine tours for the goal of offering its RV clientele a different experience. In addition the company has initiated the development of an APP for wine tasting and wine tours in the Southern California area.

Current Operational Area Overview

It’s important to understand the future planning of the Temecula Valley Wine Country Area to further understand our future outlook on growth and growth potential.

The Temecula Valley Wine Country Policy Area is located easterly of the City of Temecula, Ca. (California) and westerly of Vail Lake, Ca. This region encompasses one of the most important agricultural lands in the County of Riverside, Ca. The many wineries and equestrian uses here provide a significant tourist attraction to the region, which in turn provides a continual economic benefit to the surrounding businesses. In addition, the Temecula Valley Wine Country area is an important part of the character of the Southwest Area Plan and has become ingrained in the culture of the surrounding communities. Three districts have been established for this policy area – Winery, Equestrian and Residential – to ensure long-term viability of the wine industry while protecting the community’s equestrian rural lifestyle.

In addition the area is becoming known for its wine tours through existing vineyards and wineries. Combined with Southern California’s winter time climate, the area has also become a destination for RVers escaping the winters as far away as Canada.

Current Operations

Initially we have acquired 10 acres of land in the Wine district of Temecula Valley Wine country for Recreational Vehicles to lease as vacation rental space. In addition we plan to develop a small vineyard on location. We plan on harvesting grapes from the vineyard for our private labeled wines to offer to our customers as well as for sale through our website and local establishments. We believe that focusing on land acquisition in the area for supporting the tourism industry that the Temecula wine country has developed can be a profitable and expanding business.

We have also worked with other local establishments for discounts for our customers which can add additional business to local establishments while enhancing our marketing abilities to potential customers. Some of the establishments that we currently work with are salons, spas, restaurants and vineyards that some of which have wine tasting and tours already established.

We have currently initiated development on site that we anticipate will enhance the leasing of the site for recreational vehicles and we have begun to lease the property for RV use.

We are also in process of developing an APP for wines which we anticipate will enable the user to have access to all the current information on wine tours in the Southern California area, the various wineries of Southern California, their labels, costs, specials and types of wines. It would also focus on the benefits of our RV property and our own private labeled wines.

Current RV Site Operations

Marketing

We will continue to work with other establishments in the Temecula Wine Country that are synergistic and attractive to RV tourism per our marketing plans. We also anticipate using many of the social media technologies currently available to market our RV property such as:

Twitter

Facebook

Instagram

Youtube

Vimeo

In addition we have initiated the production of a promotional film which will portray many of the highlights of the Temecula Wine Country as well as our property which we plan on using on Youtube and facebook as well as our website.

We currently lease our RV sites for $7,500 per month. We plan on leasing to a maximum of 4 RVs per month on our existing property. If we were to be fully leased up annually that would equate to $369,000. We do not believe that we would fill up annually as the summers in the Temecula wine country can be warmer than many tourists would prefer. We believe that our prime lease time will be from November to April. As this is our first operational season we cannot be certain of our total revenue potential. Although we intend to lease spaces on a monthly basis as we are currently doing, we may lease RV space on a weekly basis in the future. If we leased sites on a weekly basis we would lease sites for approximately $1,800 per week. At this time we have no intention of leasing space on a yearly basis. We currently have leased 4 spaces for a total of $30,000 from inception through the quarter ended March 31, 2015.

Private Label Wine

Additionally we have initiated the process of private labeling wine with our label produced by a local vineyard both as a revenue source and as a promotional tool. Our cost per bottle, private labeled equates to approximately $7.00 which we plan on selling for $14.00 -$30 per bottle. Price point depends largely on the grapes used and the aging process. Sales will be made through our website and some local restaurants initially. Currently we are in the process of label design and winery selection.

Labeling and Selection of wine for Private label

Labeling

We are in process of label design for our privately labeled wine under our brand, RVino. We expect to have the design completed in the 2nd quarter of 2015. We anticipate working with one of the local wineries in Temecula for private labeling our wine and initiating bottling and labeling in the second quarter of 2015. Cost is expected to be approximately $5,000 for a minimum order. As we have not selected the winery or the type of wine we will initially bottle the exact price cannot be determined at this time .

Marketing

We have obtained the website Rvino.com but have not yet developed the site. We have paid $9,000 towards the completion of the Rvino.com website and anticipate the site being completed in the second quarter of 2015. We may hire independent marketing consultants to aid in the marketing of our private labeled wine once we have established prices and final decisions on the type of wine we will initially sell. We expect to pay commissions of 10% for marketing services which will be paid upon receipt of funds for our product.

We are projecting the first sales of our private label to occur in the second quarter of 2015.

BUSINESS OBJECTIVES AND OPERATING STRATEGIES

In addition to the marketing of our current property; we plan on acquiring additional properties in the area for RV property as well as land for vineyard development. We believe there is synergy behind mixing RV property space with vineyards. We are offering RVers a different kind of experience by the combination of RV resort space commingled with vineyards. As an added attraction we plan on providing wine tour packages to local wineries as well as offering discounts to local restaurants and spas. We are not currently capitalized for acquisition of additional properties for either venture both of which would require additional funding for which at this time we have no immediate plans. We will explore potential financing from some form of debt and or equity financing in the future.

RV Property

We acquired our current 10 acre parcel for $108,258. Additional like kind acquisitions could cost considerable more, as much as $250,000 for the same amount of acreage depending upon the location. Projected costs to develop sites for RV leases could be as much as $100,000.

We also believe that we would need to hire additional personnel to manage additional sites which we estimate could cost as much as $40,000 annually for on-site management.

RV Industry

The RV industry is experiencing growth in both the number of RVs and the number of parks in the U.S. RV wholesale shipments reached an eight-year best of 356,735 units in 2014, an 11% gain over the 321,127 units shipped the previous year, according to RVIA’s (Recreational Vehicle Industry Association) December survey of manufacturers. Towable units ended the year at 312,784 units, a 10.6% increase over the 282,795 units shipped in 2013. Motorhomes climbed by 14.7% to 43,951 units from 38,332 units.

A newly published study shows that RV vacations cost substantially less than other forms of vacation travel, even when factoring in fuel prices and the cost of RV ownership. For a four-person travel party, the study found savings of 27-62%; a two-person travel party saved 11-48%. The research was conducted by PKF Consulting USA, and commissioned by RVIA. It updates previous vacation cost comparison studies done by PKF.

According to a recent Statista, 2015 report, revenue from the U.S. RV property industry increased from 4.40 Billion in 2009 to 4.83 Billion in 2014.

RV Park Competition

According to Statista the number of RV property establishments increased from 12,804 in 2009 to 13,828 in early 2015.

Our main competition will be from surrounding RV properties in the Southern California and more specifically the Temecula area. There are approximately 10 RV parks within a 50 mile radius of our property. Our current site is considerably more expensive than other sites in the area as we only will have 10 RVs at any given time on the property which equates to almost an acre per RV. We also aim to provide a different RV experience by providing wine tour packages and discounts to local establishments such as spas and restaurants in the area.

Wine and Vineyard Development

Land for Vineyard Development\Vineyard Development

We plan on acquiring additional land in the Temecula Wine Country for the development of vineyards and the sale of grapes and production of wine.

Currently we have acquired 10 acres in the Temecula Wine Country of which 4 acres is being used for RV space leases. We plan on using 6 acres of the land for vineyard development in the near future. We have no expertise in vineyard development or the growing of grapes for wine and plan on hiring outside consultants who are experts in vineyard development.

We do not currently have any funding in place or plans for funding for the acquisition of additional land for vineyard development or to hire consultants to help us with land acquisitions or vineyard development.

We believe costs for vineyard development to be as follows:

	Projected Approximate Costs ($)

Approximate Land Acquisition (10-20 acres)		100,000	200,000
Land Size	1 acre	10 acres	20 acres
Development of land for vineyard	5,000	50,000	100,000
Utilities (annual cost)	1,000	10,000	20,000
Management and/or consultant (annual cost)	4,000	4,000	4,000
Labor (annual cost)	5,000	50,000	100,000
Acquisition of grape stock	1,500	15,000	30,000
Harvesting of grapes	1,000	10,000	20,000
Bottling and labeling	25,200	252,000	504,000
Marketing	5,000	7,000	10,000

Based on our projections: 1 acre would hold approximately 908 plants; 10 acres of vineyards could hold approximately 9,080 vines, while 20 acres could hold approximately18,160 grape vines. Once planted, newly planted vines take approximately four to five years to reach maturity and vineyards can be expected to have a useful life of 25 years before replanting is necessary.

Projected Vineyard Status

We have acquired 10 acres of land in the Temecula Wine country. We currently use 4 acres of the the land for RV leasing. We plan to reduce the number of RV spaces to 4 once we initiate vineyard development on the land.

Development of land for vineyard-

We have already begun the development of the land for planting grape stock on 6 acres of our 10 acre parcel. We estimate that it will take an additional $19,000 to complete development for planting on 6 available acres. Should we decide to purchase an additional 10 acres in the future, that would add $50,000 to our land development costs.

Planting of grape stock-

We estimate that we will plant approximately 5,448 plants in the 3rd quarter of 2016. Estimated associated costs for planting including grape stock and labor is approximately $39,000. If an additional 10 acres were added, it would increase our costs by $65,000.

Harvesting of grapes

Harvesting is anticipated to take place in the 3rd quarter of 2019 at a cost of $6,000. A future plot of 10 acres would cost an additional $10,000 in harvesting costs.

Grapes for wine:

We would either sell the harvested grapes to local wineries or have the grapes bottled into our own wines.

Acquisition of existing vineyards or land for development of Vineyard

We anticipate that we will pursue the acquisition of other local vineyards or land to develop vineyards in the 2nd or 3rd quarter of 2016 .

Funding

We will continue to use some of our capital raised from our private offering as well as revenue from our RV leases to develop our existing vineyard site.

Acquiring additional vineyards or land for vineyard development will require additional funding from either equity or debt financing in the future. At this time we have no arrangements or plan for additional funding.

Profits

One acre equates to approximately 350 case equivalents (a case equating to 12 bottles of wine). 10 acres would equate to approximately 3,500 case equivalents, while 20 acres would equate to 7,000 case equivalents.

Our grape yields could be sold to other vineyards for bottling whereby we would simply harvest and sell the grapes or we could have the grapes bottled and private labeled for marketing and distribution. We believe that we could bottle and private label our own grapes for $6.00-$8.00 a bottle and sell for $14.00-$50.00 a bottle, or $168 to $600 per case.

Wine making and grape growing are subject to a variety of agricultural risks.  Various diseases, pests and certain weather conditions can materially and adversely affect the quality and quantity of grapes available to us thereby materially and adversely affecting the supply of our products and its profitability.

Wine Market Opportunity

A combination of fundamental market changes in the United States create an opportunity for us, including:

Steady growth in the U.S. wine market:  Wine sales in the U.S. from all production sources—California, other U.S. states and foreign countries—increased 2% from the previous year to a new record of 360.1 million 9-liter cases with an estimated retail value of $34.6 billion," according to wine industry consultant Jon Fredrikson of Gomberg, Fredrikson & Associates in Woodside. Of the total, almost two-thirds or 207.7 million cases of California wine account for a 58% share of U.S. wine sales with an estimated retail value of $22 billion.   Including exports, 2012 California wine shipments to all markets in the U.S. and abroad reached 250.2 million cases. (Source Sacramento Business Journal April 8, 2013).

Private label model remains in its infancy:  Nielsen estimates that, in the United States, only 3.7% of wines, by dollar value, were sold through private labels in the year to date, as of August 2010, which was a 20% increase compared to the prior year.  Other mature wine markets have experienced considerably higher penetration; for example, private label wine sales make up 19% and 16% of total wine sales in the U.K. and Australia, respectively. The U.S. market appears poised for growth in this segment.

Declining brand loyalty:  Along with robust growth, the U.S. wine market has also witnessed a proliferation of new brands.

Rapid growth of internet retailing: Small but rapidly growing, we expect the internet segment to continue to outpace brick and mortar retailer sales, and we believe it is poised to surpass winery direct sales.

Significant direct to consumer sales growth: Tasting room and wine club sales are typically the highest gross margin sales for a winery.

Wine Industry Overview

“A recent IWSR survey commissioned by international wine and spirits exhibition Vinexpo has found that the United States is driving global wine consumption as the alcohol category’s largest wine market. Consuming 312.5 million cases of wine in 2013, the United States was the only market among the Top 10 wine-drinking countries to show growth compared with the previous year, according to the London-based source for wine and spirits analysis. Although the increase was lower than in preceding years, totaling 5 million more cases, its overall value was sustained by a shift in demand toward the higher end of the market, it reports. Between 2009 and 2013, global wine consumption increased by 2.7 percent to reach a total of 2.6 billion 9-liter cases, the equivalent to more than 31.7 billion bottles. The IWSR predicts that growth will accelerate by another 1 percent between 2014 and 2018 to reach 2.732 billion 9-liter cases or 32.78 billion bottles. “ (source: Beverage News February 2, 2015)

According to the Wine Institute, California wine shipments within the U.S. in 2014 were 224.9 million cases with an estimated value of $24.6 billion up from 215.4 million cases in 2013, with an estimated retail value of $23.1 billion.

California Wine Statistics:

•    California wine sales in the U.S. grew 6.7% in value and 4.4% in volume in 2014

•    Estimated retail value of 2014 California wine sales in the U.S. was $24.6 billion

•    Total California wine sales (in U.S. and exports) grew 3.7 percent in volume

•    2014 represents the 22nd consecutive year of growth for all wine sales in the U.S.

•    The U.S. has been the world’s largest wine market since 2010

Overall, the wine market is growing steadily in both developed and emerging economies.  Increasing disposable incomes, rising awareness about the medical benefits of wine, and the consumer shift toward consumption of premium alcoholic beverages are driving impressive growth in the wine industry.

Wine Competition

We will operate in a highly fragmented market that is nevertheless dominated in the United States by a handful of extremely large volume producers.  According to the Temecula Valley Wine Growers Association there are approximately 30 wineries in the Temecula Valley region and 71 growers. According to data from the U.S. Tax and Trade Bureau and the Wine Institute, in 2014 more than 10,417 wineries operated in the United States, with over 4,285 in California.

Fredrikson explained that value-priced wines made up 75% of California table wine volume in 2014 while premium wines accounted for 25% of wine volume but almost half (47%) of winery revenues. We believe that on a smaller scale, locally, we can compete specifically with these large producers and other wineries for “shelf space” at retailers and at restaurants, especially within the $15 to $50 per bottle range.  Within this range, we believe that the principal competitive factors are product quality, price, and unique label recognition, and we believe that we can compete favorably with respect to each of these factors.

We believe that we will be an extremely small competitor to other vineyards in the private label market, but we anticipate some of our chief competitors to be Winery Exchange Inc., the company co-founded by Phil Hurst, Vintage Wine Estates, Delicato Family Vineyards, Bronco Wines, E.&J. Gallo Winery, Constellation Brands, Inc. and other California and international wine producers.  While they operate strong businesses run by executives we respect, we believe the private label market is growing and has room for many players.

We recognize the tremendous competition that we would face; however, for a small Vineyard\Winery we believe that our market would be localized and that the appeal would be for a locally produced privately labeled wine.

Intellectual Property-Trademarks

IEC will maintain federal trademark registrations for its brands, proprietary products and certain logos, motifs and vineyard names.  International trademark registrations will also be maintained where it is appropriate to do so.  Each of the United States trademark registrations will be renewable indefinitely so long as the Company is making a bona fide usage of the trademark.  The Company believes that its trademarks will provide it with an important competitive advantage. At this time we have no trademarks pending or in place.

Employees

We are a new, developing company and currently have only two part-time employees, Nate Engel our CEO and Mary Davis our Secretary. As we further develop and market our products, we will need to hire additional employees.

Office and Facilities

Our offices are located at 43020 Blackdeer Loop,Temecula, California 92590, phone is 951-296-1024. At year ended December 31, 2014 we have paid $10,865 for office rent. Our website is www.Internationalendeavorscorp.com and RVino.com

Regulation

Our businesses are regulated by governmental authorities in the jurisdictions in which we operate. Regulation relates to, among other things, management, licensing, foreign investment, use of confidential customer information and content. Our failure to comply with all applicable laws and regulations could result in, among other things, regulatory actions or legal proceedings against us, the imposition of fines, penalties or judgments against us or significant limitations on our activities. In addition, the regulatory environment in which we operate is subject to change. New or revised requirements imposed by governmental authorities could have adverse effects on us, including increased costs of compliance. Changes in the regulation of our operations or changes in interpretations of existing regulations by courts or regulators or our inability to comply with current or future regulations could adversely affect us by reducing our revenues, increasing our operating expenses and exposing us to significant liabilities. Our business involves risks of liability associated with the RV properties and the Wine industries, which could adversely affect our business, financial condition or results of operations. As such, we may face potential liability for any of the following:

defamation;
invasion of privacy;
copyright infringement;
actions for royalties and accountings;
trademark misappropriation;
trade secret misappropriation;
breach of contract;
negligence; and/or
other claims based on the nature and content of the materials distributed.

These types of claims have been brought, sometimes successfully, against merchandisers, online services and other manufacturers, developers and distributors. We could also be exposed to liability in connection with material available through our Internet sites. We currently do not have limited liability insurance and have no current plans to obtain such insurance which could have a material adverse effect on us.

Wine production and sales are subject to extensive regulation by the United States Department of Treasury Alcohol and Tobacco Tax and Trade Bureau (“TTB”), the California Department of Alcohol Beverage Control (“CABC”) and other state and federal governmental authorities that regulate interstate sales, licensing, trade and pricing practices, labeling, advertising and other activities. In recent years, federal and state authorities have required warning labels on beverages containing alcohol.  Restrictions or taxes imposed by government authorities on the sale of wine could increase the retail price of wine, which could have an adverse effect on demand for wine in general. New or revised regulations or increased licensing fees or excise taxes on wine, if enacted, could reduce demand for wine and have an adverse effect on IEC’s business, negatively impacting IEC’s results of operations and cash flows.

IEC is also subject to a broad range of federal and state regulatory requirements regarding its agricultural operations and practices.  IEC’s agricultural operations are subject to regulations governing the storage and use of fertilizers, fungicides, herbicides, pesticides, fuels, solvents and other chemicals.  These regulations are subject to change and conceivably could have a significant impact on operating practices, chemical usage, and other aspects of IEC’s business.

Reports

As an issuer whose securities will be registered under section 12(g) of the Exchange Act, we will be required to file periodic reports with the SEC. The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street N.E., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330 or 1- 202-942-8090. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

Bankruptcy or Receivership or Similar Proceedings

None.

Legal Proceedings

Neither the Company nor any of its officers, directors or beneficial shareholders (greater than 10%) are involved in any litigation or legal proceedings involving the business of the Company.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under the "Prospectus Summary," "Risk Factors," "Management Discussion and Analysis", "Business Description" and elsewhere in this prospectus constitute forward-looking statements. The "safe harbor" for forward-looking statements does not apply to this offering since it is an initial public offering of our securities. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievement expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "intend", "expects," "plan," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus. We will update the prospectus to the extent required by law.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Executive Officers and Directors

The following table and subsequent discussion contains the complete and accurate information concerning our directors and executive officers, their ages, term served and all of our officers and their positions, who will serve in the same capacity with us upon completion of the offering.

Name	Age	Term Served	Title / Position(s)
Nate Engel	32	Since inception, May 13, 2014	CEO, CFO and Director
Mary Davis	61	Since inception, May 20, 2014	Secretary and Director

There are no other persons nominated or chosen to become directors or executive officers nor do we have any employees other than above.

Nathan Engel, has served as President, CFO and Director of the company since inception. He has worked in the technological area of the automotive industry since 2002. He has a degree from the Universal Technical Institute in 2003. He has been the manager of Degrees of Freedom in Murrieta, Ca from 2010 to the present where he not only managed all operations but was proficient in CAD/CAM designs as well as the technological development and fabrication of various machineries. He has also assisted in the fabrication of equipment designed for the wine industry. The Company believes that Nate’s experience in the technological aspects of equipment design, especially in the wine industry, as well as his analytical capabilities towards technical planning will be an asset to the Company.

Mary Davis, has been Secretary of the company since inception. From 2001 to 2005 she managed a 12 store retail chain in Orange county, CA. From 2008 to 2011 she managed a large retail chain of salons in Palm Beach, Fla. for Ratner Co. Since 2011 to the present time she has worked in the real estate industry, as well as working with the Company since the Company’s inception. The company anticipates that her marketing experience and real estate background will be an asset in developing marketing concepts and assisting in land acquisitions for the Company.

Our directors will hold office until the next annual meeting of shareholders and the election and qualification of their successors. Directors receive no compensation for serving on the board of directors other than reimbursement of reasonable expenses incurred in attending meetings. Officers are appointed by the board of directors and serve at the discretion of the board.

No officer, director, or persons nominated for such positions and no promoters or significant employee of IEC has been involved in legal proceedings that would be material to an evaluation of officers and directors.

Executive Compensation

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Nate Engel, CEO	2014	7,500-	3,786	-0-	-0-	-0-	-0-	11,286
Mary Davis, Secretary	2014		3,500					3,500

Option Grants Table

There were no individual grants of stock options to purchase our common stock made to the executive officer named in the Summary Compensation Table through March 31, 2015.

Compensation of Officers and Directors

We paid $11,286 in salaries to Nate Engel in the period from inception to December 31, 2014 inclusive of common shares in lieu of a salary totaling 3,786,000 shares at a par value of $.001 ($3,786). He was also issued 300,000 shares at $0.001 per share for formation costs of $300. Mary Davis was granted common shares in lieu of a salary totaling 3,500,00 shares at par value of $.001 per share ($3,500). There are no stock option plans, retirement, pension, or profit sharing plans for the benefit of our officer and director.

Indemnification of Directors and Officers

Except as permitted by the Nevada Revised Statutes, the Company's Articles of Incorporation do not provide for any additional or different indemnification procedures. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Company regarding which indemnification is sought, nor is the Company aware of any threatened litigation that may result in claims of indemnification. The Company has not obtained director's and officer's liability insurance, although the board of directors of the Company may determine to investigate and, possibly, acquire such insurance in the future.

Employment Agreements

On May 13, 2014 we entered into any employment agreement with Nate Engel to serve as CEO, and Director whereby per the agreement he Company shall pay to Employee a base salary of $1,000 per month, in addition to 3,786,000 shares of common stock, plus applicable bonuses as are awarded by the Board of Directors from time to time based on performance, which may either be paid in stock or cash at the discretion of the Board. On May 20, 2014 we entered into an employment agreement with Mary Davis whereby Employee has agreed to compensation in the form of 3,500,000 restricted shares of common stock at a par value of $0.001. The Employment agreements stipulate that the salary “shall terminate when the Board of Directors or shareholders vote to terminate”.

Conflict of Interest - Management's Fiduciary Duties

Our directors and officer or may become, in their individual capacity, officers, directors, controlling shareholders and/or partners of other entities engaged in a variety of businesses.

LEGAL PROCEEDINGS

We may from time to time be involved in routine legal matters incidental to our business; however, at this point in time we are currently not involved in any litigation, nor are we aware of any threatened or impending litigation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth, as of March 31, 2015, certain information with respect to the beneficial ownership of the common stock of our Company by each person who we know to be beneficial owner of more than 5% of any class or series of our capital stock, each of the directors and executive officers individually, and all directors and executive officers as a group. Unless otherwise indicated, each person named in this table has sole voting and investment power with respect to the shares beneficially owned.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership*	Percent of Class
Common	Nate Engel – CEO	4,086,000	33%
Common	Mary Davis-Secretary	3,500,000	28%

 *As of March 31, 2015 these are the only beneficially owned shares.

Transfer Agent

We have not yet engaged a Transfer Agent. However our intent is to engage Island Stock Transfer to act as our stock registrar and transfer agent. Its address and telephone number is 15500 Roosevelt Boulevard, Suite 301 Clearwater, Florida 33760, (727)-289-0069. Until engaging Island Stock Transfer, we have and will continue to act as our own transfer agent and registrar.

RELATED PARTY TRANSACTIONS

All transactions that are reportable pursuant to Item 404(d)(1) are disclosed in this section.

Since inception, the following transactions were entered into:

On May 13, 2014 the Company authorized the issuance to Nate Engel 300,000 founder shares at par value of $0.001 per share for $300 and 3,786,000 shares at par value of $0.001 per share for $3,786.

On May 20, 2014 Mary Davis was granted common shares in lieu of a salary totaling 3,500,000 shares at par value of $0.001 per share for $3,500.

There are no stock option plans, retirement, pension, or profit sharing plans for the benefit of our officer and director.

All current shareholders acquired their shares with the intent to hold the shares for investment purposes, and not with a view to further resale or distribution, except as permitted under exemptions from registration requirements under applicable securities laws. That means that they may not sell such securities unless they are either registered with the sec and comparable agencies in the states or other jurisdictions where the purchasers reside, or are exempted from registration. The most widely used exemption from registration requirements is provided by sec Rule 144, which requires a six month holding period prior to resale, and limits the quantities of securities that can be sold during any 90 day periods.

The certificate has been issued with a restrictive legend required with respect to issuance of securities pursuant to exemptions from registration requirements under the Securities Act and the recipient acknowledged his understanding that the shares are restricted from resale unless they were either registered under the Securities Act and comparable state laws, or the transaction was effected in compliance with available exemptions from such registration requirements.

It is contemplated that we may enter into certain transactions with our directors, Nate Engel or affiliates which may involve conflicts of interest in that they will not be arms' length transactions. All future transactions between us and our officers, directors or 5% shareholders, and their respective affiliates, will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of any independent, disinterested directors.

There are currently no related party transactions between Nate Engel and Mary Davis or any other affiliates of IEC other than those disclosed herein. Further, IEC has not had any preliminary contact or discussions with Nate Engel and\or Mary Davis or any other affiliates and there are no present plans, proposals, arrangements or understandings to enter into any future transactions.

DISCLOSURE OF PAYMENT OF SERVICES WITH SHARES OF COMMON STOCK

In 2014 the Company authorized the issuance of 7,286,000 founder shares at par value. 3,786,000 shares were issued to Nate Engel and 3,500,000 shares were issued at par value to Mary Davis. In addition 300,000 shares were issued to Nate Engel for $300.

On June 10, 2014 the Company issued 550,000 shares at $.02 per share to Essence, Inc., which were issued for marketing services relating to the procurement of customers for wine tour events and RV space rentals. Shares were issued per an exemption from registration under Section 4(a)(2) of the 1933 Securities Act.

On June 12, 2014 the Company issued 250,000 shares at $.02 per share to Hannah Grabowski, which were issued for marketing services relating to the procurement of customers for wine tour events and RV space rentals. Shares were issued per an exemption from registration under Section 4(a)(2) of the 1933 Securities Act.

On July 10, 2014 the Company issued 400,000 shares at $.05 per share to Steve Hayden., which were issued for services relating to locating land for development, vineyards, and RV vacation rental sites as well as aiding in the planning of land development for both vineyards and RV vacation rental sites. Shares were issued per an exemption from registration under Section 4(a)(2) of the 1933 Securities Act.

On July 7, 2014 the Company issued 560,000 shares at $.05 per share to JJSA Investments, Inc., which were issued for services relating to locating land for development of vineyards, and planning for development of land acquisition for vineyards. Shares were issued per an exemption from registration under Section 4(a)(2) of the 1933 Securities Act.

On August 10, 2014 the Company issued 200,000 shares at $.05 per share to Joe Spedafore, which were issued for services relating to locating land for development, vineyards, and RV vacation rental sites as well as aiding in the planning of land development for both vineyards and RV vacation rental sites. Shares were issued per an exemption from registration under Section 4(a)(2) of the 1933 Securities Act.

On August 12, 2014 the company authorized the issuance of 500,000 shares to MMT, Inc. at a value of $.05 per share for the development of an APP. Shares were issued per an exemption from registration under Section 4(a)(2) of the 1933 Securities Act.

On September 4, 2014, the Company issued 200,000 shares at $.10 per share to Roy Wilson Jr. for marketing services relating to procuring customers for RV space rental, wine touring events and aiding in sales presentations in the Las Vegas, Nevada area. Shares were issued per an exemption from registration under Section 4(a)(2) of the 1933 Securities Act.

On November 20, 2014 the Company issued 45,000 shares at $.15 per share to Green Brook, Inc., which were issued for marketing services relating to the procurement of customers for wine tour events and RV space rentals. Shares were issued per an exemption from registration under Section 4(a)(2) of the 1933 Securities Act.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our certificate of incorporation contains provisions permitted under General Corporation Laws of Nevada relating to the liability of directors. The provisions eliminate a director's liability to stockholders for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, including the breach of a director's duty of loyalty or acts or omissions, which involve intentional misconduct, or a knowing violation of law. Our certificate of incorporation also contains provisions obligating us to indemnify our directors and officers to the fullest extent permitted by General Corporation Laws of Nevada. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

We are subject to the State of General Corporation Laws of Nevada. In general, the statute prohibits a publicly held Nevada corporation from engaging in a business combination with a person who is an interested stockholder for a period of three years after the date of the transaction in which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates, owns, or, within three years prior to the proposed business combination, did own 15% or more of our voting stock. The statute could prohibit or delay mergers or other takeovers or change in control attempts and accordingly, may discourage attempts to acquire us.

As permitted by Nevada law, we intend to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to exceptions. In addition, our bylaws provide that we are required to indemnify our officers and directors, employees and agents under circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we would be required to advance expenses to our officers and directors as incurred in proceedings against them for which they may be indemnified. The bylaws provide that we, among other things, will indemnify officers and directors, employees and agents against liabilities that may arise by reason of their status or service as directors, officers, or employees, other than liabilities arising from willful misconduct, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of ours in which indemnification would be required or permitted. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

We have agreed to the fullest extent permitted by applicable law, to indemnify all our officers and directors.

We undertake the following:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

REPORTS TO SECURITY HOLDERS

IEC is not a reporting issuer under the Securities Exchange Act of 1934. As a result of this offering, we will become subject to the informational requirements of the 1934 Act for a period of at least one fiscal year.

FINRA requires that all issuers maintaining quotations of their securities on the over-the-counter (OTC) markets file periodic reports under the 1934 Act. In order to maintain such a quotation, we will have to register our securities under the 1934 Act on form 8-A or form 10.

We may cease filing periodic reports with the Securities and Exchange Commission if:

      We have less than 300 stockholders of record; or

      We have less than 500, but more than 300, stockholders of record, and our total assets did not exceed $10 million on the last day of each of our three most recent fiscal years

Because of the requirement that we file periodic reports in order to have our common stock quoted on on the over-the-counter (OTC) markets, we do not intend to suspend our reporting obligations in the foreseeable future.

The public may read and copy any materials that we file with the Commission at the Commission's Public Reference Room at 100 F St,, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of that site is http://www.sec.gov.

We intend to furnish to our stockholders annual reports containing financial statements audited and reported upon by our independent accounting firm, and such other periodic reports as we may determine to be appropriate or as may be required by law.

 AUDITED FINANCIAL STATEMENTS
INTERNATIONAL ENDEAVORS CORPORATION
TABLE OF CONTENTS

December 31, 2014

GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANT’S

10544 ALTON AVE NE

SEATTLE, WA 98125

206.353.5736

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

International Endeavors Corporation

We have audited the accompanying balance sheet of International Endeavors Corporation (A Development Stage Company) as of December 31, 2014 and the related statements of operations, stockholders’ deficit and cash flows for the periods then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, subject to the following paragraph, the financial statements referred to above present fairly, in all material respects, the financial position of International Endeavors Corporation (A Development Stage Company) for the period ended December 31, 2014 and the results of its operations and cash flows for the period then ended in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note #2 to the financial statements, although the Company has limited operations it has yet to attain profitability. This raises substantial doubt about its ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note #2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ GILLESPIE & ASSOCIATES, PLLC

Seattle, Washington

July 1, 2015

INTERNATIONAL ENDEAVORS CORPORATION

BALANCE SHEET

December 31, 2014
Assets
Current Assets
Cash	$96,425
Accounts Receivable	6,500
Total Current Assets	102,925

Fixed Assets
Land	108,258
Total Fixed Assets	108,258

Other Assets
Web development costs	4,000
Land Improvement	11,800
Total Other Assets	$15,800

Total Assets	226,983

Liabilities And Stockholders' Equity
Liabilities
Current Liabilities
Accounts Payable	4,500
Salary Payable	3,500
Total Liabilities	8,000
Commitments and Contingencies
Stockholders' Equity
Common stock $0.001 par value 75,000,000 shares authorized 12,210,337 shares issued and outstanding at December 31, 2014	12,210
Additional paid-in-capital	384,020
Accumulated Earnings (deficit)	(177,253)
Total Stockholders' Equity	218,977

Total Liabilities and Stockholders' Equity	$226,977

See accompanying notes to audited financial statements.

INTERNATIONAL ENDEAVORS CORPORATION

STATEMENTS OF OPERATIONS

	Year ended
	December 31, 2014

Revenue
Leases	30,000
Total Revenue	30,000

Gross Profit	30,000

Operating Expenses
Consulting services	85,381
Professional fees	9,000
Advertising and marketing	34,500
APP Development	45,000
Fees	597
General & Administrative	2,304
Office Rent	10,685
Commissions	5,000
Salary	14,786
Total Operating Expenses	207,253

Income/(Loss) from continuing operations	(177,253)

Income (loss) before income taxes	(177,253)

Net Income (loss)	$(177,253)

Basic and Diluted Income (Loss) Per Share from continuing operations	$(0.00)	*
Basic and Diluted Income (Loss) Per Share from discontinued operations	—
Basic and Diluted Income (Loss) Per Share from all operations	$(0.00)	*

Weighted Average of Common Shares Outstanding basic and diluted	10,180,128

 * denotes income or loss of less than $0.01 per share

See accompanying notes to audited financial statements.

INTERNATIONAL ENDEAVORS CORPORATION

STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)

	Common Stock Number of Shares		Amount		Additional Paid in Capital		Accumulated Earnings (Deficit)		Total
		$		$		$		$
Stock issued as founders shares	300,000		300		—		—		300
Stock issued for services, related party	7,286,000		7,286		—		—		7,286
Stock issued for cash consideration	1,919,335		1,919		260,981		—		262,900
Stock issued for services	2,705,000		2,705		123,045		—		125,750

Net loss for the year ended December 31, 2014	—		—		—		(177,253)		(177,253)

Balance, December 31, 2014	12,210,337		$12,210		$384,020		$(177,253)		$218,977

See accompanying notes to audited financial statements.

 INTERNATIONAL ENDEAVORS CORPORATION

STATEMENT OF CASH FLOWS

Year Ended
December 31, 2014
Cash Flows from Operating Activities
Net Income (loss)	$(177,253)
Adjustments to Reconcile Net Income (Loss) To Net Cash Provided by (Used In) Operating Activities:
Accounts Receivable	(6,500)
Accounts Payable	8,000
Stock for services	133,336
Net Cash Provided by Operating Activities-continuing operations	(42,417)

Net Cash Provided by (used in) Operating Activities	(42,417)

Investing Activities
Land	(108,258)
Land Improvement	(11,800)
Website	(4,000)
Net Cash provided by Investing Activities	(124,058)

Financing Activities
Paid in Capital	262,900
Net Cash Provided by Financing Activities	262,900

Increase in Cash	96,425

Cash at Beginning of Year	-

Cash at End of Year	$96,425

See accompanying notes to audited financial statements.

Non Cash Investing and Financing Activities:

December 31, 2014-7,586,000 Restricted shares were issued to Related Parties.

December 31, 2014-2,705,000 Shares were issued for Services.

INTERNATIONAL ENDEAVORS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014

Note 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

BUSINESS AND BASIS OF PRESENTATION

International Endeavors Corporation. ("IEC") was incorporated under the laws of the State of Nevada on May 7, 2014.

IEC was formed for the purpose of developing and leasing land for Recreational Vehicle use, acquisition of land and/or vineyards for vineyard development, production of grapes for wine, private labeling of wine for wine distribution and the developing and marketing of a Wine APP.

The Company is in the development stage as defined under Statement on Financial Accounting Standards Accounting Standards Codification FASB ASC 915-205 "Development-Stage Entities."

BASIS OF PRESENTATION

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America, and pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC") and reflect all adjustments, consisting of normal recurring adjustments, which management believes are necessary to fairly present the financial position, results of operations and cash flows of the Company as of December 31, 2014.

ESTIMATES

The preparation of the financial statement in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts. Accordingly, actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company maintains a cash balance in a non-interest-bearing account that currently does not exceed federally insured limits. For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. There were no cash equivalents as of December 31, 2014.

PROPERTY AND EQUIPMENT

The Company values its investment in property and equipment at cost less accumulated depreciation. Depreciation is computed primarily by the straight line method over the estimated useful lives of the assets ranging from three to five years. As of December 31, 2014 the company had no depreciation expense.

INVENTORY

Inventory is recorded at lower of cost or market; cost is computed on a first-in first-out basis.

ACCOUNTS RECEIVABLE

Trade receivables are carried at original invoice amount. We recognize revenue from sales or services rendered when the following four criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the selling price is fixed or determinable, and collectability is reasonably assured. Receivables past due for more than 120 days are considered delinquent. Management determines uncollectible accounts by regularly evaluating individual customer receivables and considering a customer's financial condition, credit history, and current economic conditions and by using historical experience applied to an aging of accounts. Recoveries of trade receivables previously written off are recorded when received.

FAIR VALUE OF FINANCIAL INSTRUMENTS AND DERIVATIVE FINANCIAL INSTRUMENTS

We have adopted Accounting Standards Codification regarding Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments. The carrying amounts of cash, accounts payable, accrued expenses, and other current liabilities approximate fair value because of the short maturity of these items. These fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment, and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates. We do not hold or issue financial instruments for trading purposes, nor do we utilize derivative instruments in the management of foreign exchange, commodity price or interest rate market risks.

FEDERAL INCOME TAXES

Deferred income taxes are reported for timing differences between items of income or expense reported in the financial statements and those reported for income tax purposes in accordance with Accounting Standards Codification regarding Accounting for Income Taxes, which requires the use of the asset/liability method of accounting for income taxes. Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for tax loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred taxes are provided for the estimated future tax effects attributable to temporary differences and carryforwards when realization is more likely than not.

NET INCOME PER SHARE OF COMMON STOCK

We have adopted Accounting Standards Codification regarding Earnings per Share, which requires presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. In the accompanying financial statements, basic earnings per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. We do not have a complex capital structure requiring the computation of diluted earnings per share.

INTERNAL WEBSITE DEVELOPMENT COSTS

Under ASC350-50, Website Development Costs , costs and expenses incurred during the planning and operating stages of the Company's website are expensed as incurred. Under ASC 350-50, costs incurred in the website application and infrastructure development stages are capitalized by the Company and amortized to expense over the website's estimated useful life or period of benefit.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company evaluates the recoverability of long-lived assets and the related estimated remaining lives at each balance sheet date. The Company records an impairment or change in useful life whenever events or changes in circumstances indicate that the carrying amount may not be recoverable or the useful life has changed.

DEVELOPMENT STAGE ENTERPRISE

The Company's financial statements are prepared pursuant to the provisions of Topic 26, "Accounting for Development Stage Enterprises," as it devotes substantially all of its efforts to acquiring, developing, producing and distributing media as well as marketing commercial videos and developing APPs for distribution that will eventually provide sufficient net profits to sustain the Company's existence. Until such interests are engaged in major commercial production, the Company will continue to prepare its financial statements and related disclosures in accordance with entities in the development stage.

REVENUE RECOGNITION

The Company recognizes revenue in accordance with Accounting Standards Codification No. 605, "Revenue Recognition" ("ASC-605"), ASC-605 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectibility of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company will defer any revenue for which the product has not been delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required.

The Company's revenues have been generated through lease agreements for our RV property. The terms of these agreements generally consist solely of upfront payments which are refundable should the lessee choose to terminate the lease within 10 (ten) days of signing the lease agreement. After 10 (ten) days the lease payment becomes non-refundable.  Revenues from leasing fees are recognized upon the signing of the lease agreement.

For the year ended December 31, 2014, all payments met the above criteria thereby allowing for the recognition of revenue for the lease arrangements upon the signing of the lease agreement.

When non-refundable payments do not meet this criteria, the revenues are recognized over the expected period of performance. We periodically review for any expected period of substantial involvement under the agreements that provide for non-refundable up-front payments. If ever applicable, we will adjust the amortization periods when appropriate to reflect changes in assumptions relating to the duration of our expected involvement.

STOCK BASED COMPENSATION

The Company recognizes stock-based compensation in accordance with ASC Topic 718 "Stock Compensation", which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options and employee stock purchases related to an Employee Stock Purchase Plan based on the estimated fair values. For non-employee stock-based compensation, we have adopted ASC Topic 505 "Equity-Based Payments to Non-Employees", which requires stock-based compensation related to non-employees to be accounted for based on the fair value of the related stock or options or the fair value of the services on the grant date, whichever is more readily determinable in accordance with ASC Topic 718.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

As of December 31, 2014 , the Company does not expect any of the recently issued accounting pronouncements to have a material impact on its financial condition or results of operations.

Note 2 - Uncertainty, going concern:

The Company's financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs to allow it to continue as a going concern. As of December 31, 2014 the Company had an accumulated deficit of $177,253. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. The Company is contemplating conducting an offering of its debt or equity securities to obtain additional operating capital. The Company is dependent upon its ability, and will continue to attempt, to secure equity and/or debt financing. There are no assurances that the Company will be successful and without sufficient financing it would be unlikely for the Company to continue as a going concern.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

Note 4- Assets

The Company has acquired land in the wine country of Temecula, California for the price of $108,258. Since the acquisition we have paid $11,800 for the development of the land for the purpose of leasing to Recreational Vehicles.

Note 5 - Related Party Transactions

The Company incurred expenses of $14,786 for salaries to its officers and $300.00 for startup costs. Restricted shares in the amount of 7,586,000 shares were issued in lieu of cash of which 4,086,000 shares were issued to Nate Engel at a par value of $.001 per share and 3,500,000 shares were issued to Mary Davis at par value of $.001 per share.

Note 6 – Common Stock

In 2014 the Company authorized the issuance of 7,286,000 founder shares at par value. 3,786,000 shares were issued to Nate Engel and 3,500,000 shares were issued at par value to Mary Davis. In addition 300,000 shares were issued to Nate Engel for $300.

On June 10, 2014 the Company issued 550,000 shares at $.02 per share to Essence, Inc., which were issued for marketing services relating to the procurement of customers for wine tour events and RV space rentals.

On June 12, 2014 the Company issued 250,000 shares at $.02 per share to Hannah Grabowski, which were issued for marketing services relating to the procurement of customers for wine tour events and RV space rentals.

On July 10, 2014 the Company issued 400,000 shares at $.05 per share to Steve Hayden., which were issued for services relating to locating land for development, vineyards, and RV vacation rental sites as well as aiding in the planning of land development for both vineyards and RV vacation rental sites.

On July 7, 2014 the Company issued 560,000 shares at $.05 per share to JJSA Investments, Inc., which were issued for services relating to locating land for development of vineyards, and planning for development of land acquisition for vineyards.

On August 10, 2014 the Company issued 200,000 shares at $.05 per share to Joe Spedafore, which were issued for services relating to locating land for development, vineyards, and RV vacation rental sites as well as aiding in the planning of land development for both vineyards and RV vacation rental sites.

On August 12, 2014 the company authorized the issuance of 500,000 shares to MMT, Inc. at a value of $.05 per share for the development of an APP.

On September 4, 2014, the Company issued 200,000 shares at $.10 per share to Roy Wilson Jr. for marketing services relating to procuring customers for RV space rental, wine touring events and aiding in sales presentations in the Las Vegas, Nevada area.

On November 20, 2014 the Company issued 45,000 shares at $.15 per share to Green Brook, Inc., which were issued for marketing services relating to the procurement of customers for wine tour events and RV space rentals.

At the year end December 31, 2014 the Company had issued shares to investors via a Private Offering of the company's shares as follows:

500,000 shares were issued at $.10 per share for $50,000.

1,419,335 shares were issued at $.15 per share for $ 212,900

At December 31, 2014 there 12,210,337 shares issued and outstanding.

Note 7 – Income Taxes

We account for income taxes in accordance with FASB ASC 740, Income Taxes which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Under FASB ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Note 8 – Subsequent Events

Management has reviewed events between December 31, 2014 to the date that the financials were issued, July 1, 2015, and there were no significant events identified for disclosure.

FINANCIAL STATEMENTS

INTERNATIONAL ENDEAVORS CORPORATION

INTERNATIONAL ENDEAVORS CORPORATION

BALANCE SHEET

	March 31, 2015 (Unaudited)	December 31, 2014 (Audited)
Assets
Current Assets
Cash	$26,518	$96,425
Accounts Receivable	-	6,500
Total Current Assets	26,518	102,925

Fixed Assets
Land	108,258	108,258
Total Fixed Assets	108,258	108,258

Other Assets
Web development costs	30,500	4,000
Land Improvement	11,800	11,800
Accumulated Depreciation Website	(197)
Accumulated Depreciation Land Development	(1,525)
Pre-Paid Rent	2,990
Total Other Assets	43,568	$15,800

Total Assets	178,344	226,983

Liabilities And Stockholders' Equity
Liabilities
Current Liabilities
Accounts Payable	5,000	4,500
Salary Payable	-	3,500
Total Liabilities	5,000	8,000
Commitments and Contingencies
Stockholders' Equity
Common stock $0.001 par value 75,000,000 shares authorized 12,470,338 shares issued and outstanding at March 31, 2015 and 12,210,337 shares issued and outstanding at December 31, 2014	12,470	12,210
Additional paid-in-capital	422,766	384,020
Accumulated Earnings (deficit)	(261,892)	(177,253)
Total Stockholders' Equity	173,344	218,977

Total Liabilities and Stockholders' Equity	$178,344	$226,977

See accompanying notes to unaudited financial statements.

INTERNATIONAL ENDEAVORS CORPORATION

STATEMENTS OF OPERATIONS

Three Months Ended
March 31, 2015 (Unaudited)

Revenue
Wine Tours	$13,600
Total Revenue	13,600

Cost of Goods sold
Cost of Goods	6,000
Gross Profit	7,600

Operating Expenses
Consulting services	9,500
Depreciation Expense	1,722
Professional fees	13,625
Advertising and marketing	31,815
APP Development	19,000
Fees	25
General & Administrative	1,615
Office Rent	1,495
Travel	9,441
Salary	4,000
Total Operating Expenses	92,238

Income/(Loss) from continuing operations	(84,638)

Income (loss) before income taxes	(84,638)

Net Income (loss)	$(84,638)

Basic and Diluted Income (Loss) Per Share from continuing operations	$(0.00)*
Basic and Diluted Income (Loss) Per Share from discontinued operations	—
Basic and Diluted Income (Loss) Per Share from all operations	$(0.00)*

Weighted Average of Common Shares Outstanding basic and diluted	12,263,113

 * denotes income or loss of less than $0.01 per share

See accompanying notes to unaudited financial statements.

 INTERNATIONAL ENDEAVORS CORPORATION

STATEMENT OF CASH FLOWS

Three Months Ended
March 31, 2015 (Unaudited)
Cash Flows from Operating Activities
Net Income (loss)	$(84,638)
Adjustments to Reconcile Net Income (Loss) To Net Cash Provided by (Used In) Operating Activities:
Accounts Receivable	6,500
Accounts Payable	(3,000)
Accumulated Depreciation	1,722
Prepaid Rent	(2,990)
Stock for services	—
Net Cash Provided by Operating Activities-continuing operations	(82,406)

Net Cash Provided by (used in) Operating Activities	(82,406)

Investing Activities
Land	—
Land Improvement	—
Website	(26,500)
Net Cash provided by Investing Activities	(26,500)

Financing Activities
Paid in Capital	39,000
Net Cash Provided by Financing Activities	39,000

Increase in Cash	(69,906)

Cash at Beginning of Year	96,425

Cash at End of Year	$26,518

See accompanying notes to unaudited financial statements.

INTERNATIONAL ENDEAVORS CORPORATION

NOTES TO THE FINANCIAL STATEMENTS

March 31, 2015

Note 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

BUSINESS AND BASIS OF PRESENTATION

International Endeavors Corporation. ("IEC") was incorporated under the laws of the State of Nevada on May 7, 2014.

IEC was formed for the purpose of developing and leasing land for Recreational Vehicle use, acquisition of land and/or vineyards for vineyard development, production of grapes for wine, private labeling of wine for wine distribution and the developing and marketing of a Wine APP.

The Company is in the development stage as defined under Statement on Financial Accounting Standards Accounting Standards Codification FASB ASC 915-205 "Development-Stage Entities."

BASIS OF PRESENTATION

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America, and pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC") and reflect all adjustments, consisting of normal recurring adjustments, which management believes are necessary to fairly present the financial position, results of operations and cash flows of the Company as of March 31, 2015 and December 31, 2014.

ESTIMATES

The preparation of the financial statement in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts. Accordingly, actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company maintains a cash balance in a non-interest-bearing account that currently does not exceed federally insured limits. For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. There were no cash equivalents as of March 31, 2015 and December 31, 2014.

PROPERTY AND EQUIPMENT

The Company values its investment in property and equipment at cost less accumulated depreciation. Depreciation is computed primarily by the straight line method over the estimated useful lives of the assets ranging from three to fifteen years. The Company’s land improvement asset was computed using a useful life of the asset of fifteen years. As such the land improvement asset was depreciated $1,525 as of March 31, 2015.

INVENTORY

Inventory is recorded at lower of cost or market; cost is computed on a first-in first-out basis.

ACCOUNTS RECEIVABLE

Trade receivables are carried at original invoice amount. We recognize revenue from sales or services rendered when the following four criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the selling price is fixed or determinable, and collectability is reasonably assured. Receivables past due for more than 120 days are considered delinquent. Management determines uncollectible accounts by regularly evaluating individual customer receivables and considering a customer's financial condition, credit history, and current economic conditions and by using historical experience applied to an aging of accounts. Recoveries of trade receivables previously written off are recorded when received. Management has determined that the allowance for doubtful account should be $0.

FAIR VALUE OF FINANCIAL INSTRUMENTS AND DERIVATIVE FINANCIAL INSTRUMENTS

We have adopted Accounting Standards Codification regarding Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments. The carrying amounts of cash, accounts payable, accrued expenses, and other current liabilities approximate fair value because of the short maturity of these items. These fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment, and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates. We do not hold or issue financial instruments for trading purposes, nor do we utilize derivative instruments in the management of foreign exchange, commodity price or interest rate market risks.

FEDERAL INCOME TAXES

Deferred income taxes are reported for timing differences between items of income or expense reported in the financial statements and those reported for income tax purposes in accordance with Accounting Standards Codification regarding Accounting for Income Taxes, which requires the use of the asset/liability method of accounting for income taxes. Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for tax loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred taxes are provided for the estimated future tax effects attributable to temporary differences and carryforwards when realization is more likely than not.

NET INCOME PER SHARE OF COMMON STOCK

We have adopted Accounting Standards Codification regarding Earnings per Share, which requires presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. In the accompanying financial statements, basic earnings per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. We do not have a complex capital structure requiring the computation of diluted earnings per share.

INTERNAL WEBSITE DEVELOPMENT COSTS

Under ASC350-50, Website Development Costs , costs and expenses incurred during the planning and operating stages of the Company's website are expensed as incurred. Under ASC 350-50, costs incurred in the website application and infrastructure development stages are capitalized by the Company and amortized to expense over the website's estimated useful life or period of benefit. The Company’s website asset was computed using a useful life of the asset of five years. As such the asset was depreciated $197 as of March 31, 2015.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company evaluates the recoverability of long-lived assets and the related estimated remaining lives at each balance sheet date. The Company records an impairment or change in useful life whenever events or changes in circumstances indicate that the carrying amount may not be recoverable or the useful life has changed.

DEVELOPMENT STAGE ENTERPRISE

The Company's financial statements are prepared pursuant to the provisions of Topic 26, "Accounting for Development Stage Enterprises," as it devotes substantially all of its efforts to acquiring, developing, producing and distributing media as well as marketing commercial videos and developing APPs for distribution that will eventually provide sufficient net profits to sustain the Company's existence. Until such interests are engaged in major commercial production, the Company will continue to prepare its financial statements and related disclosures in accordance with entities in the development stage.

REVENUE RECOGNITION

The Company recognizes revenue in accordance with Accounting Standards Codification No. 605, "Revenue Recognition" ("ASC-605"), ASC-605 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectibility of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company will defer any revenue for which the product has not been delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required.

The Company's revenues have been generated through lease agreements for our RV property. The terms of these agreements generally consist solely of upfront payments which are refundable should the lessee choose to terminate the lease within 10 (ten) days of signing the lease agreement. After 10 (ten) days the lease payment becomes non-refundable.  Revenues from leasing fees are recognized upon the signing of the lease agreement.

For the three months ended March 31, 2015 and for the year ended December 31, 2014, all payments met the above criteria thereby allowing for the recognition of revenue for the lease arrangements upon the signing of the lease agreement.

When non-refundable payments do not meet this criteria, the revenues are recognized over the expected period of performance. We periodically review for any expected period of substantial involvement under the agreements that provide for non-refundable up-front payments. If ever applicable, we will adjust the amortization periods when appropriate to reflect changes in assumptions relating to the duration of our expected involvement.

STOCK BASED COMPENSATION

The Company recognizes stock-based compensation in accordance with ASC Topic 718 "Stock Compensation", which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options and employee stock purchases related to an Employee Stock Purchase Plan based on the estimated fair values. For non-employee stock-based compensation, we have adopted ASC Topic 505 "Equity-Based Payments to Non-Employees", which requires stock-based compensation related to non-employees to be accounted for based on the fair value of the related stock or options or the fair value of the services on the grant date, whichever is more readily determinable in accordance with ASC Topic 718.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In June 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-10, “Development Stage Entities”.  The amendments in this update remove the definition of a development stage entity from the Master Glossary of the ASC thereby removing the financial reporting distinction between development stage entities and other reporting entities from U.S. GAAP.  In addition, the amendments eliminate the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and shareholder equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. The amendments in this update are applied retrospectively.  The adoption of ASU 2014-10 removed the development stage entity financial reporting requirements for the Company. As a result the Company has elected not to present inception numbers in accordance with ASU-2014-10.

Note 2 - Uncertainty, going concern:

The Company's financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs to allow it to continue as a going concern. As of March 31, 2015 the Company had an accumulated deficit of $261,892 and as of December 31, 2014 the Company had an accumulated deficit of $177,253. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. The Company is contemplating conducting an offering of its debt or equity securities to obtain additional operating capital. The Company is dependent upon its ability, and will continue to attempt, to secure equity and/or debt financing. There are no assurances that the Company will be successful and without sufficient financing it would be unlikely for the Company to continue as a going concern.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

Note 4- Assets

The Company has acquired land in the wine country of Temecula, California for the price of $108,258. Since the acquisition we have paid $11,800 for the development of the land for the purpose of leasing to Recreational Vehicles. The Company’s website asset was capitalized at $30,500 as of March 31, 2015.

Note 5 - Related Party Transactions

The Company incurred expenses of $14,786 for salaries to its officers and $300 for startup costs. Restricted shares in the amount of 7,586,000 shares were issued in lieu of cash of which 4,086,000 shares were issued to Nate Engel at a par value of $.001 per share and 3,500,000 shares were issued to Mary Davis at par value of $.001 per share.

Note 6 – Common Stock

In 2014 the Company authorized the issuance of 7,286,000 founder shares at par value. 3,786,000 shares were issued to Nate Engel and 3,500,000 shares were issued at par value to Mary Davis. In addition 300,000 shares were issued to Nate Engel for $300.

On June 10, 2014 the Company issued 550,000 shares at $.02 per share to Essence, Inc., which were issued for marketing services relating to the procurement of customers for wine tour events and RV space rentals.

On June 12, 2014 the Company issued 250,000 shares at $.02 per share to Hannah Grabowski, which were issued for marketing services relating to the procurement of customers for wine tour events and RV space rentals.

On July 10, 2014 the Company issued 400,000 shares at $.05 per share to Steve Hayden., which were issued for services relating to locating land for development, vineyards, and RV vacation rental sites as well as aiding in the planning of land development for both vineyards and RV vacation rental sites.

On July 7, 2014 the Company issued 560,000 shares at $.05 per share to JJSA Investments, Inc., which were issued for services relating to locating land for development of vineyards, and planning for development of land acquisition for vineyards.

On August 10, 2014 the Company issued 200,000 shares at $.05 per share to Joe Spedafore, which were issued for services relating to locating land for development, vineyards, and RV vacation rental sites as well as aiding in the planning of land development for both vineyards and RV vacation rental sites.

On August 12, 2014 the company authorized the issuance of 500,000 shares to MMT, Inc. at a value of $.05 per share for the development of an APP.

On September 4, 2014, the Company issued 200,000 shares at $.10 per share to Roy Wilson Jr. for marketing services relating to procuring customers for RV space rental, wine touring events and aiding in sales presentations in the Las Vegas, Nevada area.

On November 20, 2014 the Company issued 45,000 shares at $.15 per share to Green Brook, Inc., which were issued for marketing services relating to the procurement of customers for wine tour events and RV space rentals.

At the year end December 31, 2014 the Company had issued shares to investors via a Private Offering of the company's shares as follows:

500,000 shares were issued at $.10 per share for $50,000.

1,419,335 shares were issued at $.15 per share for $ 212,900

At December 31, 2014 there 12,210,337 shares issued and outstanding.

At the three months ended March 31, 2015 the company had issued 260,001 shares to three shareholders for $39,000 at a price of $.15 per share via a Private offering of the company’s shares.

At March 31, 2015 there were 12,470,338 shares issued and outstanding.

Note 7 – Income Taxes

We account for income taxes in accordance with FASB ASC 740, Income Taxes which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Under FASB ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Note 8 – Subsequent Events

Management has reviewed events between March 31, 2015 to the date that the financials were issued, July 1, 2015, and there were no significant events identified for disclosure.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

We were incorporated in Nevada on May 7, 2014 and we have elected, for the purpose of filing our Registration Statement with the SEC and preparing our audit, December 31, 2014 as our fiscal year end.

We have acquired 10 acres of land in the Wine district of Temecula Valley Wine country for Recreational Vehicles to lease as vacation rental space for $108,258. We have completed $11,800 in development work on the property. In addition we plan to develop a small vineyard on location. We plan on harvesting grapes from the vineyard for our private labeled wines to offer to our customers as well as for sale through our website and local establishments. We believe that focusing on land acquisition in the area for supporting the tourism industry that the Temecula wine country has developed can be a profitable and expanding business. We are also in the planning process of private labeling wines produced from a local vineyard.

We began leasing spaces on the property in November of 2014 at a rate of $7,500 per month. As of March 31, 2015 we have $30,000 in leases.

During the year ended December 31, 2014 we had revenues of $30,000 from the leasing of our RV property, total operating expenses of $207,253, and net loss of $177,253.

At the three months ended March 31, 2015 we had revenues of $13,600 from wine tours, cost of goods of $6,000, total operating expenses of $92,238, and a net loss of $84,638.

It is the intention of the Company to continue to develop and market our existing property in the Temecula Valley Wine country in Southern California, develop part of our existing property as a vineyard, private label wines from local vineyards for sale, increase our wine tour business and look forward towards acquiring additional properties for both the development of RV property as well as vineyards. In addition we plan on the continuation of the development of an APP for the wine industry.

Plan of Operations

RV Site Operations

We currently lease our RV sites for $7,500 per month. We plan on leasing to a maximum of 4 RVs per month on our existing property. We plan on continuing to market our RV sites. If we were to be fully leased up annually that would equate to $360,000. We do not believe that we would fill up annually as the summers in the Temecula wine country can be warmer than many tourists would prefer. We believe that our prime lease time will be from November to April. As this is our first operational season we cannot be certain of our total revenue potential. Although we intend to lease spaces on a monthly basis as we are currently doing, we may lease RV space on a weekly basis in the future. If we leased sites on a weekly basis we would lease sites for approximately $1,800 per week. At this time we have no intention of leasing space on a yearly basis. We currently have leased 4 spaces for a total of $30,000 from inception through the quarter ended March 31, 2015.

Private Label Wine

We are in process of label design for our privately labeled wine under our brand, RVino. We expect to have the design completed in the 2nd quarter of 2015. We anticipate working with one of the local wineries in Temecula for private labeling our wine and initiating bottling and labeling in the second quarter of 2015. Cost is expected to be approximately $5,000 for a minimum order. As we have not selected the winery or the type of wine we will initially bottle the exact price cannot be determined at this time.

Vineyard Development

Currently we have acquired 10 acres in the Temecula Wine Country of which 4 acres is being used for RV space leases. We plan on using 6 acres of the land for vineyard development in the near future. We have no expertise in vineyard development or the growing of grapes for wine and plan on hiring outside consultants who are experts in vineyard development.

We do not currently have any funding in place or plans for funding for the acquisition of additional land for vineyard development or to hire consultants to help us with land acquisitions or vineyard development.

Wine Tours

We conducted wine tours in the three months ended March 31, 2015 and generated revenues of $13,600. Cost of goods for the wine tours was $6,000. We plan on continuing to market and develop our wine tours in the future.

As at December 31, 2014 the Company had $96,425 of cash on hand, total assets of $226,983 and $8,000 of liabilities.

As at March 31, 2015 the Company had $26,518 of cash on hand, total assets of $178,344 and $5,000 of liabilities.

The Company believes that it may have sufficient capital to operate over the next twelve (12) months.

Significant Accounting Policies and Estimates

Management's Discussion and Analysis of Financial Condition and Results of Operations discusses the Company's financial statements which have been prepared in accordance with accounting principals generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates and judgments on historical experiences and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification No. 605, "Revenue Recognition" ("ASC-605"), ASC-605 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectibility of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company will defer any revenue for which the product has not been delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required.

The Company's revenues have been generated through lease agreements for our RV property. The terms of these agreements generally consist solely of upfront payments which are refundable should the lessee choose to terminate the lease within 10 (ten) days of signing the lease agreement. After 10 (ten) days the lease payment becomes non-refundable.  Revenues from leasing fees are recognized upon the signing of the lease agreement.

For the year ended December 31, 2014, all payments met the above criteria thereby allowing for the recognition of revenue for the lease arrangements upon the signing of the lease agreement.

When non-refundable payments do not meet this criteria, the revenues are recognized over the expected period of performance. We periodically review for any expected period of substantial involvement under the agreements that provide for non-refundable up-front payments. If ever applicable, we will adjust the amortization periods when appropriate to reflect changes in assumptions relating to the duration of our expected involvement.

Capital Expenditures

We capitalize expenditures for land improvement when they are not part of normal maintenance. In December of 2014 we have capitalized improvements on our 10 acre parcel of land which were specifically for grading of the land to make the land usable for our RV lease operation. To date we have paid $11,800, as a capital expenditure, for the grading of the property.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires us to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

Results of Operations

For The Year Ended December 31, 2014 and for the Three Months ended March 31, 2015

For the year ended December 31, 2014 we had gross revenues of $30,000, derived from the leasing of our RV property and total operating expenses of $207,253 consisting of advertising and marketing of $34,500, consulting fees of $85,381, professional fees of $9,000, APP development costs of $45,000, office rent of $10,685, salaries of 14,786, real estate commissions of $5,000 and general and administrative fees of $2,901 and consequently a net loss of $177,253 for the year.

For the three months ended March 31, 2015 we had gross revenues of $13,600 and cost of goods of $6,000 generated from our wine tours. and total operating expenses of $92,238 consisting of advertising and marketing of $31,815, consulting fees of $9,500, professional fees of $13,625, APP development costs of $19,000, office rent of $1,495, salaries of $4,000, and general and administrative fees of $1,615, depreciation expense of $1,722 and travel expenses of $9,441 and consequently a net loss of $84,638 for the year.

Liquidity and Capital Resources

For The Year Ended December 31, 2014 and the Three Months Ended March 31, 2015

As at December 31, 2014 the Company had cash on hand of $96,425, total assets of $226,983, total liabilities of $8,000 and stockholders' equity of $218,977.

As at March 31, 2015 the Company had cash on hand of $26,518, total assets of $178,344, total liabilities of $5,000 and stockholders' equity of $173,344.

The Company's cash was generated from revenue from the leasing of its RV property and proceeds from a Private Placement of its shares and from its wine tours.

The Company believes it may have sufficient cash resources available to fund its primary operation for the next twelve (12) months.

The Company has no, current, off balance sheet arrangements and does not anticipate entering into any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition.

The Company has no agreements in place with its shareholders, officers and directors or with any third parties to fund operations beyond the end of the Company's 2014 fiscal year. The Company has not negotiated nor has available to it any other third party sources of liquidity.

Our auditor's report states the following with regard to our ability to continue as a going concern, “The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note #2 to the financial statements, although the Company has limited operations it has yet to attain profitability. This raises substantial doubt about its ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note #2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty”.

Controls and Procedures

As required by SEC rules, we have evaluated the effectiveness of the design and operation of our disclosure controls and procedures at the end of our fiscal year. This evaluation was carried out under the supervision and with the participation of our principal manager who is both our Chief Executive Officer and our Chief Financial Officer. Based upon this evaluation we have concluded that the design and operation of our disclosure controls and procedures are effective.

4,884,338 Shares Common Stock

INTERNATIONAL ENDEAVORS CORPORATION

Prospectus

March 5, 2015

INTERNATIONAL ENDEAVORS CORPORATION

43020 Blackdeer Loop

Temecula, California 92590

www.Internationalendeavorscorp.com

951-296-1024

Until ___________________________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

 Item 13. Other Expenses of Issuance and Distribution*

The following table sets forth all estimated costs and expenses, other than underwriting discounts, commissions and expense allowances, payable by the issuer in connection with the maximum offering for the securities included in this registration statement:

Amount
SEC registration fee	$297.81
Printing and shipping expenses	100
Legal fees\Edgar fees and expenses	5,400
Accounting fees and expenses	10,000
Transfer agent and misc. expenses	5,000
Total	$20,797.81

*All amounts are estimates other than the Commission's registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification of Directors and Officers.

The statutes, charter provisions, bylaws, contracts or other arrangements under which controlling persons, directors or officers of the issuer are insured or indemnified in any manner against any liability which they may incur in such capacity are as follows:

Section 17-16-856 of the Nevada General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys' fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys' fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

 The Company's Certificate of Incorporation provides that it will indemnify and hold harmless, to the fullest extent permitted by Nevada General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

The Nevada General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

-any breach of the director's duty of loyalty to the corporation or its stockholders;

-acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

-payments of unlawful dividends or unlawful stock repurchases or redemptions; or

-any transaction from which the director derived an improper personal benefit.

The Company's Certificate of Incorporation provides that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation, right or protection of a director of our company existing at the time of such repeal or modification.

Item 15. Recent Sales of Unregistered Securities

The Company is authorized to issue 75,000,000 shares of common stock, par value $0.001 per share. As at March 31, 2015 there were 12,470,338 shares of common stock issued and outstanding.

Set forth below is information regarding the issuance and sales of securities without registration since inception (May 7, 2014).  No such sales involved the use of an underwriter; no advertising or public solicitation was involved; the securities bear a restrictive legend; and no commissions were paid in connection with the sale of any securities.

In 2014 the Company authorized the issuance of 7,286,000 founder shares at par value. 3,786,000 shares were issued to Nate Engel and 3,500,000 shares were issued at par value to Mary Davis. In addition 300,000 shares were issued to Nate Engel for $300.

On June 10, 2014 the Company issued 550,000 shares at $.02 per share to Essence, Inc., which were issued for marketing services relating to the procurement of customers for wine tour events and RV space rentals. Shares were issued per an exemption from registration under Section 4(a)(2) of the 1933 Securities Act.

On June 12, 2014 the Company issued 250,000 shares at $.02 per share to Hannah Grabowski, which were issued for marketing services relating to the procurement of customers for wine tour events and RV space rentals. Shares were issued per an exemption from registration under Section 4(a)(2) of the 1933 Securities Act.

On July 10, 2014 the Company issued 400,000 shares at $.05 per share to Steve Hayden., which were issued for services relating to locating land for development, vineyards, and RV vacation rental sites as well as aiding in the planning of land development for both vineyards and RV vacation rental sites. Shares were issued per an exemption from registration under Section 4(a)(2) of the 1933 Securities Act.

On July 7, 2014 the Company issued 560,000 shares at $.05 per share to JJSA Investments, Inc., which were issued for services relating to locating land for development of vineyards, and planning for development of land acquisition for vineyards. Shares were issued per an exemption from registration under Section 4(a)(2) of the 1933 Securities Act.

On August 10, 2014 the Company issued 200,000 shares at $.05 per share to Joe Spedafore, which were issued for services relating to locating land for development, vineyards, and RV vacation rental sites as well as aiding in the planning of land development for both vineyards and RV vacation rental sites. Shares were issued per an exemption from registration under Section 4(a)(2) of the 1933 Securities Act.

On August 12, 2014 the company authorized the issuance of 500,000 shares to MMT, Inc. at a value of $.05 per share for the development of an APP. Shares were issued per an exemption from registration under Section 4(a)(2) of the 1933 Securities Act.

On September 4, 2014, the Company issued 200,000 shares at $.10 per share to Roy Wilson Jr. for marketing services relating to procuring customers for RV space rental, wine touring events and aiding in sales presentations in the Las Vegas, Nevada area. Shares were issued per an exemption from registration under Section 4(a)(2) of the 1933 Securities Act.

On November 20, 2014 the Company issued 45,000 shares at $.15 per share to Green Brook, Inc., which were issued for marketing services relating to the procurement of customers for wine tour events and RV space rentals. Shares were issued per an exemption from registration under Section 4(a)(2) of the 1933 Securities Act.

At the year end December 31, 2014 the Company had issued shares to investors via a Private Offering of the company's shares as follows:

500,000 shares were issued at $.10 per share for $50,000.

1,419,335 shares were issued at $.15 per share for $ 212,900

The Distribution Transaction per the Private Offering, was done in compliance with Rule 506(b) of Regulation D of the 1933 Securities Act.

At December 31, 2014 there 12,210,337 shares issued and outstanding.

At the three months ended March 31, 2015 the company had issued 260,001 shares to three shareholders for $39,000 at a price of $.15 per share via a Private offering of the company’s shares.

At March 31, 2015 there were 12,470,338 shares issued and outstanding.

Regarding all Sales of Unregistered Securities:

(A)	No general solicitation or advertising was conducted by us in connection with the offering of any of the Shares.

(B)	At the time of the offering we were not: (1) subject to the reporting requirements of Section 13 or 15 (d) of the Exchange Act; or (2) an "investment company" within the meaning of the federal securities laws.

(C)	Neither we, nor any of our predecessors, nor any of our directors, nor any beneficial owner of 10% or more of any class of our equity securities, nor any promoter currently connected with us in any capacity has been convicted within the past ten years of any felony in connection with the purchase or sale of any security.

(D)	The offers and sales of securities by us pursuant to the offerings were not attempts to evade any registration or resale requirements of the securities laws of the United States or any of its states.

(E)	None of the investors are affiliated with any of our directors, officers or promoters or any beneficial owner of 10% or more of our securities.

We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.

Item 16.	Exhibits Index.

The following exhibits marked are filed with this Registration Statement:

Number	Exhibit Name

3	Certificate of Incorporation*
3.2	By-Laws *
3.1	Articles of Incorporation *
5.1	Opinion of Mont E Tanner, ESQ.*
23.1	Consent of Gillespie & Associates, PLLC
10.1	Employment Agreement-MD*
10.2	Employment Agreement-NE*
8-k	Item 4.02 Change in Accountant*

*Incorporated herein by reference.

Item 17. Undertakings

The undersigned registrant undertakes:

(1) To file, during any period in which offer or sales are being made, a post-effective amendment to this registration statement:

I. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

II. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post effective amendment) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement;

III. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) The registrant shall request acceleration  pursuant to  Rule  461 under the Securities Act and there insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission any supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred to that section.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to our certificate of incorporation or provisions of Nevada law, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against liabilities (other than the payment by the Registrant) of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on our behalf by the undersigned, in the City of Temecula, CA., on July 31, 2015.

INTERNATIONAL ENDEAVORS CORPORATION

Dated: July 31 , 2015	By:	/s/ Nate Engel
Nate Engel,
Principal Executive Officer, and Principal Financial Officer

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/S/ Nate Engel	Principal Executive Officer, and Director	July 31, 2015
Nate Engel

/S/ Nate Engel	Principal Financial Officer	July 31, 2015
Nate Engel

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

EXHIBITS

TO

REGISTRATION STATEMENT

ON FORM S-1

UNDER

THE SECURITIES ACT OF 1933

INTERNATIONAL ENDEAVORS CORPORATION